Exhibit 10.1

EXECUTION COPY

U.S. $525,000,000

CREDIT AND SECURITY AGREEMENT

Dated as of August 31, 2005

among

MVL FILM FINANCE LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS AND CONDUIT LENDERS PARTY HERETO,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Collateral Agent

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT, dated as of August 31, 2005, is entered into by and among:

(a)           MVL FILM FINANCE LLC, a Delaware limited liability company (the “Borrower”);

(b)           THE FINANCIAL INSTITUTIONS LISTED ON SCHEDULE A TO THIS AGREEMENT FROM TIME TO TIME (together with any of their respective successors and assigns hereunder, the “Class A Lenders”);

(c)           THE FINANCIAL INSTITUTIONS LISTED ON SCHEDULE B TO THIS AGREEMENT FROM TIME TO TIME (together with any of their respective successors and assigns hereunder, the “Class B Lenders”, and collectively with the Class A Lenders, the “Lenders”);

(c)           GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), as administrative agent (the “Administrative Agent”); and

(d)           HSBC BANK USA, NATIONAL ASSOCIATION (“HSBC”), as collateral agent for the Secured Parties hereunder or any successor collateral agent hereunder (together with its successors and assigns hereunder in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders make a credit facility available to the Borrower in the aggregate principal amount of up to $525,000,000; and

WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth; and

WHEREAS, the Lenders and the Borrower wish to designate GECC as the Administrative Agent hereunder, and GECC is willing to assume the obligations of the Administrative Agent as set forth herein.

WHEREAS, the Lenders and the Borrower wish to designate HSBC as the Collateral Agent hereunder, and HSBC is willing to assume the obligations of the Collateral Agent as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

(a)          As used in this Agreement (including the preamble and the recitals), the following terms shall have the respective meanings ascribed to such terms in the Master Agreement:

Access Letter

Adverse Claim

Affiliate

Ancillary Documents

Bankruptcy Event

Budget

Co-Financing Commitment

Co-Financing Loan Agreement

Co-Financing Transaction

Competitor

Completed Film

Completion Bond

Completion Guarantor

Constitutive Documents

Deducted At Source

Development Company

Direct Negative Cost

Distribution Agreement

Dollars and $

Enhancement

Film Rights

Force Majeure

GAAP

Gross Receipts

Laboratory Pledgeholder Agreement

Law

Literary Material

Literary Material Option

Marvel Company

Marvel Studios

Master Distributor

Master Distributor Advances

Master Distributor Security Agreement

Master Distributor Security Agreement Supplement

Material Adverse Effect

MCI

MEI

Moody’s

Motion Picture

MPROD

MRI

MVL License Agreement

P&A Costs and Expenses

Paramount Agreement

Participations

Permitted Liens

Person

Preprint Materials

Production Services Agreement

Rating Agency

Release Date

Reserved Distribution Rights

Reserved Foreign Distribution Rights

Residuals

Responsible Officer

S&P

Settlement Report

Studio Distribution Agreement

Studio Distributor

Subdistributor

Subsidiary

Subsidiary Character

Tax

Transaction Documents

UCC

United States

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(b)          Defined Terms. As used in this Agreement (including the preamble and recitals), the following terms shall have the respective meanings set forth in this Section 1.01(b):

“Acceleration Event” shall have the meaning specified in Section 8.01(n).

“Administrative Agent” shall have the meaning specified in the recital of parties to this Agreement.

“Administrative Agent Fee” means the fee set forth in that certain Administrative Agent Fee Letter dated as of the date hereof between the Borrower and the Administrative Agent.

“Administrative Costs” means the Collateral Agent Fee, the Administrative Agent Fee, legal fees, accounting fees and overhead expenses of the Borrower.

“Advance” means a Class A Advance or a Class B Advance, as the context requires, and “Advances” means, collectively the Class A Advances and the Class B Advances.

“Affected Lender” shall have the meaning specified in Section 2.12.

“Agent” means the Administrative Agent and/or the Collateral Agent, as applicable.

“Agreement” means this Credit and Security Agreement, as from time to time amended, supplemented or otherwise modified pursuant to the terms hereof.

“Ambac” means Ambac Assurance Corporation, a Wisconsin stock insurance company.

“Annual Administrative Expense Cap” means $600,000 or such other amount agreed to by the Borrower and the Control Party.

“Applicable Interest Rate” means with respect to any Interest Period,

(a) for Class A Advances, an interest rate per annum equal to the sum of (i) so long as no Insurer Replacement Event has occurred and is continuing, 0.70%, otherwise, the Unwrapped Rate Spread, (ii) to the extent such Advance is funded or maintained by a Conduit Lender through the issuance of Commercial Paper, the CP Rate, otherwise, the LIBO Rate, in each case for such Interest Period and (iii) the Applicable Rate Increase, if any, for such Interest Period; and

(b) for Class B Advances, an interest rate per annum equal to the sum of (i) 7.00% and (ii) the LIBO Rate for such Interest Period.

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provided, however, with respect to Class A Advances, if (A) due to a change in law or regulation (or the adoption of a new law or regulation), any Class A Lender which is not funding or maintaining Advances through the issuance of Commercial Paper shall notify the Administrative Agent, the Insurer and the Borrower in writing that it is unlawful for such Class A Lender to fund or maintain its Advances hereunder using the LIBO Rate or (B) prior to any Quarterly Payment Date, any such Class A Lender shall have notified the Administrative Agent, the Insurer and the Borrower in writing that Dollar deposits in the relevant amount and for the relevant Interest Period are not available to such Class A Lender in the interbank eurodollar market or (C) the Administrative Agent notifies the Borrower, the Insurer and the Class A Lenders in writing that by reason of circumstances affecting the interbank eurodollar market, adequate means do not exist for ascertaining the LIBO Rate or (D) if the Borrower requests a Borrowing of Advances with less than three (3) Business Days prior notice, then the Applicable Interest Rate for the affected Class A Lender shall be the Prime Rate (except that, in the case of clause (D) above, the Prime Rate shall be the Applicable Interest Rate only until such time as three (3) Business Days have elapsed after receipt of the applicable request for a Borrowing of Advances);

provided, further, however, with respect to Class A Advances, upon the occurrence of an Event of Default or the failure of the Borrower to comply with the Interim Asset Test, the “Applicable Interest Rate” shall be equal to the Default Rate.

“Applicable Rate Increase” shall have the meaning set forth in Schedule I.

“Asset Coverage Test” shall have the meaning set forth in Schedule I.

“Asset Coverage Ratio” shall have the meaning set forth in Schedule I.

“Assignment and Acceptance” means an assignment and acceptance in substantially the form of Exhibit A hereto entered into by any Lender and an Eligible Assignee in accordance with Section 11.01.

“Authorized Officer” means the secretary, any vice president, or any officer senior to vice president of the Borrower.

“Available Class A Facility Amount” means, on any date, the aggregate Commitments of the Class A Lenders minus the aggregate outstanding principal amount of the Class A Advances hereunder on such date.

“Available Class B Facility Amount” means, on any date, the aggregate Commitments of the Class B Lenders minus the aggregate outstanding principal amount of the Class B Advances hereunder on such date.

“Available Facility Amount” means, on any date, the Maximum Facility Amount minus the aggregate outstanding principal amount of the Advances hereunder on such date.

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“Borrower” shall have the meaning specified in the recital of parties to this Agreement.

“Borrower Account” means the deposit account (account number 178-771937) of the Borrower maintained at HSBC Bank USA, National Association, 445 North Bedford Dr., Beverly Hills, CA 90210 (ABA #122240861).

“Borrower Blocked Account” means the segregated trust account (account number 10-879178) in the name of the Collateral Agent maintained at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, NY 10018 (ABA #021001088) established pursuant to Section 3.03(a).

“Borrower Blocked Account Bank” shall have the meaning specified in Section 3.03(a).

“Borrowing” means a borrowing consisting of simultaneous Advances made by the Lenders pursuant to Article II.

“Borrowing Date” shall have the meaning specified in Section 2.02(a).

“Borrowing Notice” shall have the meaning specified in Section 2.02(a).

“Breakage Costs” means all direct losses and actual and direct out-of-pocket costs and expenses, if ascertainable, and if not, then reasonable costs or expenses (excluding indirect and consequential costs and losses such as lost profits), including any financing or carrying costs and/or losses in connection with the payment of Advances on any date that is not a Quarterly Payment Date or the failure to borrow after requesting a Borrowing pursuant to Section 2.02.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banking institutions in New York City are authorized or obligated by law or order to be closed; provided, that, in connection with any Advance bearing interest determined by reference to the LIBO Rate, “Business Day” shall mean any day described above that is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capitalization Period” means the period beginning on the Closing Date and ending on the earlier of (x) the later of (a) the first Quarterly Payment Date on which Gross Receipts (excluding Gross Receipts attributable to Reserved Distribution Rights) are received from the Studio Distributor into the Collection Account and (b) the date that is three (3) months after the date of the domestic home video release of the first Completed Film, and (y) the Early Termination Date.

“Cash Flow Schedule” means, with respect to a Motion Picture, the cash flow schedule approved by the applicable Completion Guarantor for such Motion Picture, as such schedule may be accelerated as provided in such applicable Completion Bond.

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“Class A Advances” shall have the meaning specified in Section 2.01(b).

“Class A Collection Date” means the date upon which (i) the Class A Obligations have been paid in full, (ii) the Commitments of the Class A Lenders have been terminated, (iii) all Insurer Obligations have been paid in full and (iv) the Insurance Policy has been returned to the Insurer.

“Class A Lenders” shall have the meaning specified in the recital of parties to this Agreement.

“Class A Liquidity Reserve Account” means the segregated trust account (account number 10-879179) in the name of the Collateral Agent maintained at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, NY 10018 (ABA #021001088) established pursuant to Section 3.05.

“Class A Liquidity Reserve Account Bank” shall have the meaning specified in Section 3.05.

“Class A Liquidity Reserve Deficit” means, as of any date of determination, the excess, if any, of $25,000,000 over the balance on deposit in the Class A Liquidity Reserve Account at such time.

“Class A Obligations” means all Obligations of the Borrower to the Class A Lenders.

“Class A Pro Rata Share” means, for any Class A Lender at any time, a fraction (expressed as a percentage) the numerator of which is such Class A Lender’s Commitment at such time and the denominator of which is the sum of the Commitments of all Class A Lenders at such time; provided, however, if the Commitments of the Class A Lenders have been terminated, “Class A Pro Rata Share” shall mean, the Outstanding Class A Pro Rata Share.

“Class B Advances” shall have the meaning specified in Section 2.01(a).

“Class B Funded Date” means the Borrowing Date upon which, after giving effect to any Borrowing of Class B Advances on such Borrowing Date, the aggregate outstanding Class B Advances equals the aggregate Class B Commitments.

“Class B Lenders” shall have the meaning specified in the recital of parties to this Agreement.

“Class B Obligations” means all Obligations of the Borrower to the Class B Lenders.

“Class B Pro Rata Share” means, for any Class B Lender at any time, a fraction (expressed as a percentage) the numerator of which is such Class B Lender’s

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Commitment at such time and the denominator of which is the sum of the Commitments of all Class B Lenders at such time; provided, however, if the Commitments of the Class B Lenders have been terminated, “Class B Pro Rata Share” shall mean, the Outstanding Class B Pro Rata Share.

“Class B Side Letter” shall mean that certain side letter dated as of August 31, 2005, between the Borrower and all of the Class B Lenders, as such letter may be amended, restated, supplemented or otherwise modified from time to time by the parties thereto.

“Closing Date” means September 1, 2005.

“Closing Fees and Expenses” means the fees, costs and expenses set forth on the schedule delivered to Merrill Lynch & Co. on or before the Closing Date.

“Collateral” shall have the meaning specified in Section 4.01.

“Collateral Agent” shall have the meaning specified in the recital of parties to this Agreement.

“Collateral Agent Fee” means the fee set forth in that certain Collateral Agent Fee Letter dated as of the date hereof between the Borrower and the Collateral Agent.

“Collection Account” means the segregated trust account (account number 10-879177) in the name of the Collateral Agent maintained at HSBC Bank USA, National Association, 452 Fifth Avenue, New York, NY 10018 (ABA #021001088) established pursuant to Section 3.01(a).

“Collection Account Bank” shall have the meaning specified in Section 3.01(a).

“Commercial Paper” means the short-term promissory notes issued or to be issued by a Conduit Lender in the United States commercial paper market.

“Commitment” means, as the context requires (a) the commitment of a Class A Lender to make Advances hereunder in the amount set forth opposite such Class A Lender’s name on Schedule A attached hereto, (b) the commitment of a Class B Lender to make Advances hereunder in the amount set forth opposite such Class B Lender’s name on Schedule B attached hereto or (c) with respect to a Lender who became a party hereto pursuant to an Assignment and Acceptance, the amount set forth for such Lender in such Assignment and Acceptance, in each case, as such amounts may be reduced pursuant to Section 2.04 or as a result of an assignment pursuant to Section 11.01.

“Commitment Expiry Date” means the earliest of (i) the seventh anniversary of the Closing Date, (ii) on or after the date for which data is reported in the Initial 8-Week Settlement Report with respect to the fourth (4th) Completed Film, the date upon which a breach of the Interim Asset Test has occurred and has continued unremedied for nine (9)

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consecutive months unless waived by the Control Party, (iii) the reduction of the Maximum Facility Amount to zero pursuant to Section 2.04, and (iv) the Early Termination Date.

“Committed Lender” means, with respect to any Non-Committed Lender, the Lender set forth on Schedule A as the “Committed Lender” for such Non-Committed Lender.

“Completion Guarantor Payment Period” means, with respect to a Motion Picture, the period commencing on the date on which a draw has occurred under the applicable Completion Bond (other than as a result of abandonment of such Motion Picture) and ending on the date the Completion Guarantor Recoupment Amount has been reduced to zero pursuant to Section 3.02.

“Completion Guarantor Recoupment Amount” means, with respect to a Motion Picture, the aggregate amounts, if any, funded by the Completion Guarantor pursuant to a draw on the applicable Completion Bond together with any “Completion Guarantor Interest” (as defined in the applicable Completion Bond), less any amounts paid to the Completion Guarantor with respect to such Motion Picture pursuant to Section 3.02.

“Conduit Lender” means a Class A Lender which is designated as such on Schedule A attached hereto.

“Confidential Information” means non-public or proprietary information regarding, and trade secrets of, the Borrower or any Marvel Company that is furnished to any Lender, the Insurer or any Agent or any of their affiliates, including information with respect to the business activities of the Borrower or such Marvel Company, the terms set forth in the Transaction Documents, the financial results and revenue and cost projections of individual Motion Pictures and/or groups of Motion Pictures and the business plans and procedures of the Borrower or such Marvel Company, together with such portion of any analyses, compilations, studies or other documents prepared by any Lender, the Insurer, any Agent or any of their Affiliates, managers, employees or legal or accounting advisors which contain or otherwise reflect such information or trade secrets, but does not include any such information or trade secret (a) that is or becomes generally available to the public other than as a result of a breach by any Agent, the Insurer or any Lender or any of their Affiliates of its obligations under any Transaction Document or (b) that is or becomes available to any Agent, the Insurer or any Lender on a non-confidential basis from a source other than the Borrower or a Marvel Company that is not, to the best of such Agent, the Insurer’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with, or other obligation of confidentiality to, the Borrower or such Marvel Company.

“Control Party” shall mean the Insurer; provided, however, that at any time during the continuation of an Insurer Default or after the payment in full of the Insurer

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Obligations and the return of the Insurance Policy to the Insurer, “Control Party” shall mean the Administrative Agent acting at the written direction of the Required Lenders.

“CP Rate” means, for each Conduit Lender, on any day, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Commercial Paper that is allocated, in whole or in part, to fund or maintain Advances by such Conduit Lender (and which may also be allocated in part to the funding of other assets of the Lender); provided, however, if any component of such rate is a discount rate, the rate used to calculate such component shall be a rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, the “weighted average cost” shall consist of (A) the actual interest rate paid to purchasers of Commercial Paper issued by such Conduit Lender, (B) the actual dealer fees and commissions to placement agents associated with the issuance of such Commercial Paper, (C) interest on other borrowing or funding sources by the Conduit Lender (other than under any Liquidity Agreement or other agreement providing credit support for such Commercial Paper), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, and (D) any incremental carrying costs incurred with respect to the Commercial Paper of such Conduit Lender maturing on dates other than those on which corresponding funds are received by such Conduit Lender.

“Cumulative Pre-Sales Test” shall have the meaning set forth in Schedule I.

“Debt Collection Date” means the later of the date on which all of the Borrower’s Obligations hereunder are paid in full and the Commitment Expiry Date.

“Default Rate” means a rate per annum equal to the sum of (i) the Applicable Interest Rate (without giving effect to Applicable Rate Increases or the last proviso of the definition of Applicable Interest Rate) plus (ii) 1.00%; provided, that upon the occurrence and continuation of an Insurer Replacement Event, the rate set forth in this clause (ii) shall be 2.00%.

“Early Termination Date” shall have the meaning specified in Section 8.01.

“Eligible Assignee” means, (i) with respect to any Lender, any financial institution which, so long as no Event of Default has occurred and is continuing, shall have been approved in writing by the Borrower, which approval shall not be unreasonably withheld or delayed; provided, that, such approval shall not be required with respect to a Class B Lender, (a) following the occurrence of the Class B Funded Date with respect to such Class B Lender, or (b) if such financial institution is rated at least “A” by S&P or at least “A2” by Moody’s or such financial institution provides credit support for its unfunded Commitment which equates to such A/A2 ratings with such credit support being in a form approved by the Borrower (such approval not to be unreasonably withheld) and (ii) with respect to any Conduit Lender, such Conduit Lender’s Liquidity Providers and, if applicable, Committed Lenders; provided, however, that until the Commitment Expiry Date, each such financial institution, Liquidity

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Provider or Committed Lender shall have a short-term unsecured debt rating of at least “P-1” by Moody’s and at least “A-1” by S&P or be otherwise satisfactory to the Control Party and the Borrower.

“Eligible Institution” means a depository institution (which may be the Administrative Agent or the Collateral Agent) organized under the laws of the United States or any one of the states thereof, including the District of Columbia (or any U.S. branch of a foreign depository institution), which is a member of the FDIC, and which either (i) at all times has a short-term unsecured debt rating of at least “P-1” by Moody’s and at least “A-1” by S&P or (ii) has corporate trust powers with accounts subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b) and which maintains any account provided hereunder as a fully segregated trust account with the trust department of such institution.

“End Release Date” means the seventh anniversary of the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall have the meaning specified in Section 8.01.

“Extended Release Date” means the date following the End Release Date that the final Motion Picture is released, but in no event later than ten (10) months and three (3) days thereafter.

“Film-Related Advance” means any Advance made for the purposes described in Section 2.02(d)(i).

“Fitch” means Fitch Ratings or its successor.

“Funding Account” means the special account (account number 50232854, Ref: Marvel – CFN7043) of the Administrative Agent maintained at the office of Deutsche Bank AG, 90 Hudson Street, Jersey City, NJ 07302 (ABA #021001033).

“Funding Shortfall” shall have the meaning specified in Section 2.02(b).

“Historical Cash Coverage Test” shall have the meaning set forth in Schedule I.

“Indebtedness” of a Person means, without duplication:

(i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than any portion of any trade payable obligation that shall not have remained unpaid for ninety-one (91) days or more from the later of (a) the original due date of such portion and (b) the customary payment date in the industry and relevant market for such portion or trade payables incurred in the ordinary course of such Person’s business being contested in

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good faith), (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in an event of default are limited to repossession or sale of such property), (v) all leases which are capitalized in accordance with GAAP to which such Person is a party, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person, (viii) the net amount of all financial obligations of such Person in respect of any interest rate swap, hedge or cap agreement, (ix) the net amount of all other financial obligations of such Person, which would be considered debt in accordance with GAAP, under any contract or other agreements to which such Person is a party, (x) all indebtedness of other Persons of the type described in clauses (i) through (ix) above guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement (a) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, and (xi) all indebtedness of the type described in clauses (i) through (ix) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for payment of such indebtedness.

“Indemnified Party” means the Lenders, the Insurer, the Liquidity Providers, the Collateral Agent and the Administrative Agent and their respective Affiliates, officers, directors, managers, members, general partners, employees, agents or advisors (in the case of individuals in their respective capacities as such officers, directors, managers, members, general partners, employees, agents and advisors), and “Indemnified Parties” means all of the foregoing; provided, however, that in the case of any Yield Protection, “Indemnified Parties” shall include only the Lenders, the Liquidity Providers and the Insurer.

“Initial Funding” means, (i) with respect to each Motion Picture, a Borrowing hereunder or a withdrawal from the Borrower Blocked Account, in each case, which constitutes the first Film-Related Advance for such Motion Picture, or (ii) any Borrowing hereunder for the purposes described in Sections 2.02(d)(ii).

“Insurance Agreement” means the Insurance and Indemnity Agreement dated as of August 31, 2005 among the Insurer, the Borrower, MPROD, MEI, Marvel Studios, MRI and the Collateral Agent, pursuant to which the Insurance Policy shall be issued, as

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the same may from time to time be amended, restated, supplemented or otherwise modified pursuant to the terms thereof.

“Insurance Policy” means the certificate guaranty insurance policy, together with all endorsements thereto, delivered by the Insurer pursuant to the Insurance Agreement to the Collateral Agent for the benefit of the Lenders as the same may from time to time be amended, restated, supplemented or otherwise modified pursuant to the terms thereof.

“Insured Interest Amount” means, for each Quarterly Payment Date, an amount equal to the sum of (1) the product of (a) the sum of (x) the LIBO Rate for such Interest Period plus (y) 0.70%, (b) the average daily outstanding principal amount of the Class A Advances during the immediately preceding Interest Period and (c) a fraction having as its numerator the number of days in such Interest Period and as its denominator three hundred sixty (360), plus (2) all accrued and unpaid Unused Commitment Fees payable to the Class A Lenders as of such date.

“Insurer” means Ambac or any successor or permitted assignee.

“Insurer Default” means the occurrence of either of the following events: (a) the Insurer fails to pay when, as and in the amounts required, any amount payable under the Insurance Policy within one (1) Business Day of having received notice of such failure to pay or (b) a Bankruptcy Event with respect to the Insurer occurs.

“Insurer Obligations” means all Obligations of the Borrower to the Insurer under or as contemplated by the Transaction Documents, together with any obligations of the Borrower to the Insurer under the Premium Letter.

“Insurer Priority Event” shall mean the occurrence of any of the following events: (i) an Event of Default, (ii) immediately preceding the fourth (4th) Initial Funding which is a Film-Related Advance and at any time thereafter, the Borrower is not in compliance with the Cumulative Pre-Sales Test, or (iii) the Borrower is not in compliance with the Interim Asset Test; provided, however, that, the Control Party, in its sole discretion, may waive any such event.

“Insurer Replacement Event” shall mean the occurrence of any of the following events: (i) an Insurer Default, (ii) a court of competent jurisdiction determines in a final order that the Insurance Policy is no longer in full force and effect or (iii) the credit rating of the Insurer is not “AAA” by S&P and “Aaa” by Moody’s. An Insurer Replacement Event shall cease to exist when a replacement insurer issues an insurance policy in form and substance acceptable to the Lenders and the Borrower.

“Interest Period” means, with respect to any Advance, the three calendar month period ending on the last day of each March, June, September and December; provided, however, that the initial Interest Period for any Advance shall commence on the Borrowing Date with respect to such Advance and end on the last day of the immediately succeeding March, June, September or December, as applicable.

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“Interest Rate Hedge” means any interest rate cap between the Borrower and an Interest Rate Hedge Counterparty in form and substance satisfactory to the Control Party.

“Interest Rate Hedge Counterparty” means (a) HSBC Bank USA, National Association, (b) any financial institution reasonably acceptable to the Control Party designated as the counterparty under an Interest Rate Hedge with a long-term senior unsecured debt rating of “A” or better from S&P and “A2” or better from Moody’s or (c) any other Person mutually agreed to by the Borrower, the Control Party and any successors or replacement swap counterparties from time to time under any Interest Rate Hedge.

“Interest Reserve Deficit” means, as of any date of determination, the excess, if any, of the Minimum Interest Reserve over the balance on deposit in the Borrower Blocked Account at such time.

“Interim Asset Test” shall have the meaning set forth in Schedule I hereto.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of a business or assets of such Person as a going concern or of any capital stock or shares, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

“IP Collateral Credit” shall have the meaning set forth in Schedule I hereto.

“Legal Final Maturity Date” means the Quarterly Payment Date immediately following the date of the eleventh (11th) anniversary of the Closing Date; provided, that such date shall be deemed automatically extended by the duration of any extension of the End Release Date to the Extended Release Date pursuant to the definition of Maturity Date.

“Lender” has the meaning specified in the recital of the parties to this Agreement; provided, that with respect to each Non-Committed Lender, “Lender” shall mean such Non-Committed Lender together with each Person identified as a “Committed Lender” for such Non-Committed Lender on Schedule A.

“LIBO Determination Date” means, with respect to any Interest Period, the second Business Day immediately preceding the first day of such Interest Period.

“LIBO Rate” means, with respect to any Advance for any Interest Period, the rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for deposits in Dollars for a period comparable to such Interest Period that appears on Telerate Page 3750 (or such page as may replace Telerate Page 3750) as of 11:00 AM (London time) on the LIBOR Determination Date for such Interest Period. If such rate does not appear on Telerate Page 3750 (or such page as may replace Telerate Page 3750) as of 11:00 AM (London time) on the LIBOR

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Determination Date for such Interest Period, the LIBO Rate will be the arithmetic mean of the offered rates (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for deposits in Dollars for a period comparable to such Interest Period that appears on the Reuters Screen LIBO Page as of 11:00 AM (London time) on the LIBOR Determination Date for such Interest Period, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBO Page as of 11:00 AM (London time) on any such date, the Administrative Agent will request the principal London office of any four (4) major reference banks in the London interbank market selected by the Administrative Agent to provide such bank’s offered quotation (expressed as a percentage per annum rounded upwards, in necessary, to the nearest one sixteenth (1/16) of one percent (1%)) to prime banks in the London interbank market for deposits in Dollars for a period comparable to such Interest Period as of 11:00 AM (London time) on such date for amounts comparable to the applicable portion of the outstanding amount of Advances (if available). If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Administrative Agent will request any three (3) major banks in New York City selected by the Administrative Agent to provide such bank’s rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for loans in Dollars to leading European banks for a period comparable to such Interest Period as of approximately 11:00 AM (New York City time) on the first day of such Interest Period for amounts comparable to the applicable portion of the outstanding amount of Advances. If at least two such rates are so provided, the LIBO Rate will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the LIBO Rate will be the rate provided. If no such rate is provided, the LIBO Rate for such Interest Period will be the LIBO Rate in effect for the prior interest period. In respect of any Interest Period for which deposits of the comparable period do not appear on the relevant electronic screen display, the LIBO Rate shall be determined through the use of a straight-line interpolation by reference to two rates calculated in accordance with the preceding sentences, one of which rates shall be determined as if the maturity of the applicable deposits referred to therein were the period of time for which rates are available next shorter than the Interest Period and the other of which rates shall be determined as if the maturity of the applicable deposits referred to therein were the period of time for which rates are available next longer than the Interest Period.

“Library Collateral Credit” shall have the meaning set forth in Schedule I hereto.

“Liquidity Agreement” means any liquidity asset purchase agreement or other agreement pursuant to which a Conduit Lender may from time to time assign part or all of the Advances made by such Lender to one or more financial institutions having a short-term unsecured debt rating of at least “P-1” by Moody’s and at least “A-1” by S&P, as amended, restated, supplemented or otherwise modified from time to time.

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“Liquidity Provider” means any of the financial institutions from time to time party to any Liquidity Agreement or any liquidity loan agreement or similar arrangement with a Conduit Lender.

“Mandatory Prepayment Amount” means, at any time following the occurrence of a Mandatory Prepayment Event, an amount that, when applied to the outstanding Advances pursuant to Section 3.01(c)(xv)(1), causes the Borrower to satisfy both the Asset Coverage Test and the Prospective Cash Coverage Test.

“Mandatory Prepayment Event” means the Borrower’s failure to satisfy the Asset Coverage Test or the Prospective Cash Coverage Test.

“Marvel Company Debt” of a Person means, without duplication:

(a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than ninety-one (91) days incurred in the ordinary course of such Person’s business or trade payable incurred in the ordinary course of such Person’s business being contested in good faith), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under capitalized leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of hedge agreements, (i) all guaranteed indebtedness and synthetic indebtedness of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Master Agreement” means the Master Development and Distribution Agreement dated as of August 31, 2005 among the Borrower, MPROD, as the Development Company and the Master Distributor, and Marvel Studios, as the same may from time to time be amended, supplemented or otherwise modified pursuant to the terms thereof.

“Master Distributor Account” means the deposit account (account number 178-772003) of the Master Distributor maintained at HSBC Bank USA, National Association,

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445 North Bedford Dr., Beverly Hills, CA 90210 (ABA #122240861), or such other account as the Master Distributor may notify the Administrative Agent, the Collateral Agent and the Insurer from time to time.

“Material MEI Debt” means the Marvel Company Debt of MEI or any Subsidiary (other than the Borrower) which, in each case, has an aggregate outstanding principal amount in excess of $50,000,000; provided, that “Material MEI Debt” shall not include Marvel Company Debt incurred pursuant to or in connection with the transactions contemplated by the Transaction Documents, including any Co-Financing Transactions.

“Maturity Date” means the earlier of (i) the Early Termination Date, (ii) on or after the date for which data is reported in the Initial 8-Week Settlement Report with respect to the fourth (4th) Completed Film, the date upon which a breach of the Interim Asset Test has occurred and has continued unremedied for nine (9) consecutive months, unless such breach is waived in writing by the Control Party, and (iii) twenty-four (24) months after the Commitment Expiry Date; provided, that, with respect to clause (iii), such date shall automatically be extended by ten (10) months in the event the End Release Date is extended to the Extended Release Date, and such date may be further extended by mutual agreement of all the Lenders, the Insurer and the Borrower; provided, further, that, with respect to clause (iii), the Maturity Date shall be deemed automatically extended by the duration of any extension to the Commitment Expiry Date.

“Maximum Facility Amount” shall mean $525,000,000, as such amount may be reduced pursuant to Section 2.04.

“MEI Event of Default” means (i) the failure to pay any Material MEI Debt when due (after the expiration of all grace periods, but without giving effect to any amendments, restatements, supplements, waivers or other modifications to or under the agreement or instrument relating to such Material MEI Debt unless consented to by the Required Lenders), (ii) the occurrence of any other breach or event under an agreement or instrument relating to any Material MEI Debt if the effect of such breach or other event would be to permit the holders of such debt to accelerate the maturity of such debt or require the repurchase or redemption of such debt prior to its maturity and such breach or event remains uncured for a period of thirty (30) days; provided, that, an MEI Event of Default shall not have occurred under this clause (ii) if such a breach or other event is waived by the holder(s) of such debt, or (iii) the failure to comply with the Tangible Net Worth Test.

“MEI Leverage Ratio” shall have the meaning specified in Schedule I.

“Minimum Interest Reserve” shall have the meaning specified in Section 3.03(b).

“MSI Default Event” means the occurrence of (i) a Bankruptcy Event with respect to MEI or Marvel Studios or (ii) an MEI Event of Default.

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“MVL Granted Rights” shall have the meaning specified in the MVL License Agreement.

“Non-Committed Lender” means any Conduit Lender identified as such on Schedule A.

“Note” shall have the meaning specified in Section 2.03(b).

“Obligation” means, with respect to any Person, any obligation of such Person of any kind, including any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in the term “Bankruptcy Event”. Without limiting the generality of the foregoing, the Obligations of the Borrower hereunder and under the other Transaction Documents include the obligation to pay principal, interest, costs, charges, actual expenses, reasonable and actual fees, reasonable and actual attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower hereunder and under any other Transaction Document.

“Outstanding Class A Pro Rata Share” means, for any Class A Lender at any time, a fraction (expressed as a percentage) the numerator of which is the outstanding principal amount of such Class A Lender’s Advances at such time and the denominator of which is the sum of the outstanding principal amount of all Class A Advances at such time.

“Outstanding Class B Pro Rata Share” means, for any Class B Lender at any time, a fraction (expressed as a percentage) the numerator of which is the outstanding principal amount of such Class B Lender’s Advances at such time and the denominator of which is the sum of the outstanding principal amount of all Class B Advances at such time.

“Permitted Distribution” shall have the meaning specified in Schedule I.
“Permitted Investments” shall mean:

(a)           cash (insured at all times by the Federal Deposit Insurance Corporation or otherwise collateralized with obligations described in paragraph (b) below);

(b)           direct obligations of (including obligations issued or held in book entry form on the books of) the Department of the Treasury of the United States of America;

(c)           obligations of any federal agencies of the United States which obligations represent the full faith and credit of the United States of America;

(d)           direct obligations of any of the following federal agencies which obligations are not fully guaranteed by the full faith and credit of the United States of America:

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(i)          senior debt obligations rated on the date of purchase “Aaa” by Moody’s and “AAA” by S&P issued by the Federal National Mortgage Association (FNMA) or Federal Home Loan Mortgage Corporation (FHLMC);

(ii)         senior debt obligations of the Federal Home Loan Bank System; and

(iii)        senior debt obligations of other government sponsored agencies approved in writing by the Control Party and with notification to the Rating Agencies;

(e)           dollar denominated deposit accounts, federal funds and bankers’ acceptances with domestic commercial banks which have a rating on their short term certificates of deposit on the date of purchase of “P-1” by Moody’s and “A-1” or “A-1+” by S&P and maturing no more than 360 calendar days after the date of purchase (ratings on holding companies are not considered as the ratings of the bank);

(f)            commercial paper which is rated at the time of purchase “P-1” by Moody’s and “A-1” or “A-1+” by S&P and which matures not more than 270 calendar days after the date of purchase;

(g)           investments in money market funds rated on the date of purchase “AAm” or “AAm-G” or better by S&P, and Aa3 or better by Moody’s (including those managed by the Collateral Agent or its Affiliates);

(h)           obligations or other obligations of any state of the United States of America or of any agency, instrumentality or local governmental unit of any such state which are not callable at the option of the obligor prior to maturity or as to which irrevocable instructions have been given by the obligor to call on the date specified in the notice, and

(i)  which are rated on the date of purchase, based on an irrevocable escrow account or fund (the “escrow”), in the highest rating category of S&P and Moody’s or any successors thereto; or

(ii)                 (A) which are fully secured as to principal and interest and redemption premium, if any, by an escrow consisting only of cash or obligations described in clause (i) above, which escrow may be applied only to the payment of such principal of and interest and redemption premium, if any, on such obligations or other obligations on the maturity date or dates thereof or the specified redemption date or dates pursuant to such irrevocable instructions, as appropriate, and (b) which escrow is sufficient, as verified by a nationally recognized independent certified public accountant, to pay principal of and interest and redemption premium, if any, on the obligations or other obligations described in this paragraph on the maturity date or dates specified in the irrevocable instructions referred to above, as appropriate;

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(i)             municipal obligations rated on the date of purchase “Aaa/AAA” or general obligations of States of the United States of America with a rating on the date of purchase of at least “Aa2/AA” or higher by Moody’s and S&P; and

(j)            investment agreements approved in writing by the Control Party with notification to the Rating Agencies.

Any Permitted Investment may be purchased by or through the Collateral Agent or its Affiliates. All Permitted Investments held in the Collection Account and Class A Liquidity Reserve Account, and Permitted Investments in the Borrower Blocked Account up to an amount equal to the Minimum Interest Reserve, shall mature no later than the following Quarterly Payment Date.

“Pledged Agreement” shall have the meaning specified in Section 4.01(b).

“Potential Event of Default” means an event specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Premium” means premiums payable to the Insurer pursuant to the Premium Letter.

“Premium Letter” means that certain premium letter, dated as of August 31, 2005, between the Borrower and the Insurer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means, on any day, a rate per annum equal to the “Prime Rate” set forth in the Wall Street Journal on such day (or, if such day is not a Business Day, as of the immediately preceding Business Day) or in such other national financial publication acceptable to the Borrower and the Required Lenders.

“Proceedings” means any suit in equity, action at law or other judicial or administrative proceeding.

“Process Agent” shall have the meaning specified in Section 12.09(a).

“Production Cost Reimbursements” means, with respect to a Motion Picture, any value added taxes, subsidies, “no-claims bonuses” from the Completion Guarantor to the Production Services Company, if any, or other similar costs or expenses, to the extent not included in the Budget for such Motion Picture, that shall have been recouped by a Production Company (other than pursuant to a Co-Financing Transaction).

“Prospective Cash Coverage Test” shall have the meaning set forth in Schedule I.

“Quarterly Payment Date” means, for any Interest Period, the fifteenth (15th) day (or, if any such day is not a Business Day, the next succeeding Business Day) of the calendar month immediately following such Interest Period.

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“Recipient” shall have the meaning specified in Section 12.10(a).

“Records” means all forms of reproductions and phonograph records now known or later developed, including all material objects, recordings of all type, virtual files, and products and devices of every kind and character in which sound or sound accompanied by visual images are fixed by any method now known or later developed and from which sound or sound accompanied by visual images can be recorded and later perceived, reproduced, transmitted, downloaded or otherwise communicated to listeners, either directly or with the aid of a machine or device now known or later developed, including via radio, television, film, the Internet or any other manner of medium.

“Register” shall have the meaning specified in Section 11.01(c).

“Reporting Date” shall have the meaning specified in Section 7.02(e).

“Representatives” shall have the meaning specified in Section 12.10 (b).

“Required Lenders” means, (a) prior to the Class A Collection Date, those Class A Lenders whose aggregate Class A Pro Rata Shares of the Commitments exceed 50% as of such date and (b) after the Class A Collection Date, the Class B Lenders whose aggregate Outstanding Class B Pro Rata Shares exceed 50%.

“Reserved Rights” shall have the meaning specified in the MVL License Agreement.

“Secured Parties” means the Lenders, the Insurer, the Administrative Agent and the Collateral Agent.

“Securities Accounts” means the Collection Account, the Class A Liquidity Reserve Account and the Borrower Blocked Account.

“Short Form MVL Security Agreement” means the short form security agreement executed by the Borrower in the form of Exhibit E hereto.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or equivalent entity, whether voting or non-voting.

“Tangible Net Worth Test” shall have the meaning set forth in Schedule I.

“Total Capitalization” shall have the meaning specified in Schedule I.

“Total Debt” shall have the meaning specified in Schedule I.

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“Unused Commitment Fee Rate” (i) with respect to the Class A Lenders means 0.20%; provided, that upon the occurrence and continuation of an Insurer Replacement Event, the “Unused Commitment Fee Rate” with respect to the Class A Lenders shall equal 0.50% and (ii) with respect to the Class B Lenders means 0.50%.

“Unused Commitment Fee” means a fee payable quarterly in arrears to each Lender equal to the product of (x) the daily average difference between such Lender’s Commitment and the aggregate outstanding Advances funded by such Lender for such quarter and (y) the Unused Commitment Fee Rate, payable on each Quarterly Payment Date from and including the Closing Date until the Commitment Expiry Date and on the Commitment Expiry Date.

“Unwrapped Rate Spread” shall be equal to the corresponding Interest Rate Spread as set forth in the grid below:

Facility Ratings (without giving effect to the Insurance Policy)	Interest Rate Spread
At or above Baa3 by Moody’s and at or above BBB- by S&P	2.00%
At or above Baa3 by Moody’s or at or above BBB- by S&P	2.25%
Below Baa3 by Moody’s and below BBB- by S&P, or not rated by both S&P and Moody’s	2.50%

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Yield Protection” means the Borrower’s Obligations under Section 2.10.

SECTION 1.02. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including”, and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms / Ratios.

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(a)          Except as otherwise expressly provided herein or in the Master Agreement, all accounting terms not defined herein or in the Master Agreement shall be construed in accordance with GAAP.

(b)          All calculations of financial ratios hereunder shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater, and rounded down if otherwise.

SECTION 1.04. Rules of Construction. Unless the context otherwise clearly requires:

(a)          whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(b)          the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”

(c)          the word “will” shall be construed to have the same meaning and effect as the word “shall”

(d)          any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modification set forth herein);

(e)          any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be; and

(f)           the words “herein,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, clause or other subdivision.

ARTICLE II

AMOUNTS AND TERMS OF ADVANCES

SECTION 2.01. The Advances.

(a)          From and after the Closing Date, upon the satisfaction of the conditions precedent set forth in Sections 5.01, 5.02 and 5.03, as applicable, each Class B Lender severally and not jointly agrees, on the terms and conditions set forth herein, to make advances (“Class B Advances”) to the Borrower from time to time, in an amount not to exceed its Class B Pro Rata Share of the amount set forth in the applicable Borrowing Notice; provided, that after giving effect to any such Class B Advances, at no time shall the outstanding principal balance of the Class B Advances funded by any Class B Lender exceed such Class B Lender’s Commitment.

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(b)          On or after the Class B Funded Date, upon the satisfaction of the conditions precedent set forth in Sections 5.01, 5.02 and 5.03, as applicable, each Class A Lender severally and not jointly agrees, on the terms and conditions set forth herein, to make advances (“Class A Advances”) to the Borrower from time to time, in an amount not to exceed its Class A Pro Rata Share of the Available Facility Amount; provided, that after giving effect to any such Class A Advances, at no time shall the outstanding principal balance of the Class A Advances funded by any Class A Lender exceed such Class A Lender’s Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Class A Advances at any time prior to the Commitment Expiry Date.

SECTION 2.02. Making Advances.

(a)          Advances. Each request for a Borrowing hereunder shall be made by the Borrower by the delivery to the Administrative Agent and the Insurer of a written notice (a “Borrowing Notice”) substantially in the form of Exhibit C hereto at least three (3) Business Days prior to the proposed date for such Borrowing (a “Borrowing Date”), which shall occur no more frequently than once each week; provided, that, on the Class B Funded Date the Borrower may submit two separate Borrowing Notices provided that all other conditions have been satisfied. The Administrative Agent shall promptly forward a copy of each Borrowing Notice to each Class A Lender or Class B Lender, as applicable, and simultaneously notify such Lenders of the amounts of Advances included in such Borrowing and each Lender of its share of such Advances; provided, that with respect to Class A Lenders, such share shall be equal to such Class A Lender’s Class A Pro Rata Share and with respect to Class B Lenders such share shall be determined pursuant to the Class B Side Letter. Each Class A Lender or Class B Lender, as applicable, shall, upon satisfaction of the applicable conditions precedent set forth in Article V, make available to the Administrative Agent by 12:00 noon (New York City time) on such Borrowing Date its portion of such Borrowing (which shall equal for each Class A Lender its Class A Pro Rata Share of the amount of the Class A Advance or for each Class B Lender its share, as determined pursuant to the Class B Side Letter, of the amount of the Class B Advance) by deposit of such amount in same day funds to the Funding Account, and, after receipt by the Administrative Agent of such funds, the Administrative Agent will cause such funds to be promptly deposited to the Borrower Account in like funds as received by the Administrative Agent. Each Lender, to the extent they believe an applicable condition precedent set forth set forth in Article V has not been satisfied, shall notify the Borrower of such belief prior to the applicable Borrowing Date. If any Non-Committed Lender declines to make any such Class A Advance, in its sole discretion, its related Committed Lender shall make such Class A Advance in accordance with the terms hereof. The amount of each Borrowing (i) shall be the lesser of (a) a minimum principal amount of $1,000,000 and increments of $100,000 in excess thereof or (b) the Available Class A Facility Amount or Available Class B Facility Amount, as applicable and (ii) with respect to Film-Related Advances, shall not exceed an amount equal to the aggregate Direct Negative Costs to be paid during the one (1) month period immediately following the applicable Borrowing Date (based upon the then applicable Budget and Cash Flow Schedule). Prior to requesting a Film Related Advance hereunder, the Borrower agrees to confirm with MPROD that any such Film-Related Advances are being made ratably with, or subsequent to,

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draws under the Co-Financing Loan Agreements applicable to the related Motion Picture except with respect to Enhancements.

(b)          Obligations Several. The failure of any Lender, which in the case of a Non-Committed Lender shall mean the failure of both such Non-Committed Lender and its related Committed Lender, to make its share of the Advance to be made by it as part of any Borrowing (a “Funding Shortfall”) shall not relieve any other Lender of its obligation, if any, hereunder to make its share of such Borrowing on the applicable Borrowing Date. Upon the occurrence of a Funding Shortfall with respect to a Class A Lender, each of the remaining Class A Lenders shall be responsible for funding an amount equal to its Class A Pro Rata Share of the amount giving rise to such Funding Shortfall; provided, that no Class A Lender shall be responsible for funding any amounts that, after giving effect to such proposed funding, would cause the aggregate outstanding Class A Advances for such Class A Lender to exceed such Class A Lender’s Commitment. Upon the occurrence of a Funding Shortfall with respect to a Class B Lender, each of the remaining Class B Lenders shall be responsible for funding an amount equal to its share of the amount giving rise to such Funding Shortfall, as determined in the Class B Side Letter; provided, that no Class B Lender shall be responsible for funding any amounts that, after giving effect to such proposed funding, would cause the aggregate outstanding Class B Advances for such Class B Lender to exceed such Class B Lender’s Commitment.

(c)          Breakage Costs. Each request for a Borrowing delivered pursuant to subsection (a) above shall be irrevocable and binding on the Borrower. If any Lender incurs any Breakage Costs as a result of any failure to fulfill on or before the proposed Borrowing Date the applicable conditions set forth in Article V or such Borrowing not being made on the applicable Borrowing Date for any other reason (except any failure of such Lender to perform), the Borrower shall reimburse such Lender for such Breakage Costs.

(d)          Use of Proceeds. The Borrower hereby agrees that it shall use the proceeds of each Advance solely:

(i)           for the payment or reimbursement of Direct Negative Costs of the corresponding Motion Picture in accordance with the terms of the Master Agreement; or

(ii)          during the Capitalization Period, (A) to fund the payment of the Obligations described in (1) Section 3.01(c)(i), (2) Section 3.01(c)(iii) (solely with respect to Residuals arising out of the Reserved Distribution Rights), (3) Section 3.01(c)(iv) (solely with respect to Participations arising out of the Reserved Distribution Rights), or (4) Section 3.01(c)(vii), (viii), (ix) and (xiii) (B) to pay Closing Fees and Expenses and the costs of any Interest Rate Hedge, and (C) on the last Business Day of the Capitalization Period, to fund the Class A Liquidity Reserve Account up to the amount of $25,000,000.

(e)          Class A Liquidity Reserve Account. On the last Business Day of the Capitalization Period, the Borrower shall request a Borrowing pursuant to Section 2.02(a) in the

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amount of $25,000,000, and instruct the Administrative Agent, upon receipt of such funds from the Lenders, to direct such funds to the Class A Liquidity Reserve Account.

SECTION 2.03. Evidence of Debt.

(a)          The Borrower agrees that, upon the request to the Administrative Agent by any Class A Lender, the Borrower will promptly execute and deliver to such Class A Lender a promissory note in substantially the form attached hereto as Exhibit D-1 evidencing the aggregate outstanding Class A Advances funded by such Class A Lender (each a “Class A Note” and collectively, the “Class A Notes”), with appropriate insertions as to date and principal amount; provided, that, delivery of Class A Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of Advances.

(b)          The Borrower agrees that, upon the request to the Administrative Agent by any Class B Lender, the Borrower will promptly execute and deliver to such Class B Lender a promissory note in substantially the form attached hereto as Exhibit D-2 evidencing the aggregate outstanding Class B Advances funded by such Class B Lender (each a “Class B Note”, collectively, the “Class B Notes”, and collectively with the Class A Notes, the “Notes”), with appropriate insertions as to date and principal amount; provided, that, delivery of Class B Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of Class B Advances.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Advance of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)          The Administrative Agent, on behalf of the Lenders, shall maintain the Register pursuant to Section 11.01(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Advance and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Collateral Agent hereunder from the Borrower for the repayment of principal or interest and each Lender’s share thereof. The Administrative Agent shall provide the Borrower, the Lenders and the Insurer with a copy of such Register reasonably promptly upon written request therefor. At the request of the Administrative Agent, the Collateral Agent hereby agrees to provide the Administrative Agent with any information in its possession regarding the repayment of Advances necessary to maintain the Register hereunder.

(e)          The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.03(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation

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of the Borrower to repay (with applicable interest) the Advances made to the Borrower by any Lender in accordance with the terms of this Agreement.

SECTION 2.04. Optional Reductions to the Maximum Facility Amount. The Borrower may, (i) upon at least five (5) Business Days’ written notice to the Administrative Agent and Collateral Agent, and upon consent of the Control Party, reduce the undrawn portion of the Maximum Facility Amount in an amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof or (ii) in conjunction with the payment in full pursuant to Section 2.08(a) of the aggregate outstanding principal of all Advances and any accrued and unpaid interest thereon, reduce the Maximum Facility Amount to zero. Any such reduction of the Maximum Facility Amount shall, (a) with respect to clause (i) above, permanently reduce the Commitment of each Class A Lender by its Class A Pro Rata Share of such reduction and (b) with respect to clause (ii), permanently reduce the Commitment of each Lender to zero.

SECTION 2.05. Scheduled Interest. Subject to the priorities set forth in Section 3.01(c), the Borrower shall pay interest on the unpaid principal amount of each Advance from the date of the making of such Advance until such principal amount thereof shall be paid in full. With respect to each Interest Period, interest shall accrue at a rate per annum equal to the Applicable Interest Rate for each Advance for such Interest Period. Such interest shall be payable in arrears on each Quarterly Payment Date for such Interest Period and on the Debt Collection Date. The Administrative Agent shall notify each Lender and the Borrower of such Applicable Interest Rate on the first day of each applicable Interest Period; provided, that solely for purposes of Advances funded through the issuance or maintenance of Commercial Paper, each Conduit Lender shall notify the Administrative Agent of the CP Rate for an Interest Period no later than three (3) Business Days following the last day of such Interest Period.

SECTION 2.06. Unused Commitment; Other Fees. Subject to the priorities set forth in Section 3.01(c), on each Quarterly Payment Date until the Debt Collection Date and on the Debt Collection Date, the Borrower shall pay (i) to each Lender its Unused Commitment Fee, (ii) to the Collateral Agent the Collateral Agent Fee, if any, (iii) to the Administrative Agent the Administrative Agent Fee, if any, and (iv) to the Insurer, the fees described in the Premium Letter.

SECTION 2.07. Repayment of Advances. The aggregate outstanding Advances together with all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date. No payment of any of the Advances shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of Law or judicial authority, or must otherwise be returned or refunded for any reason.

SECTION 2.08. Prepayments.

(a)	Optional.

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(i)           The Borrower may, from time to time, upon at least ten (10) Business Days’ (or five (5) Business Days’ if such prepayment will occur on a Quarterly Payment Date) prior written notice to the Administrative Agent, the Collateral Agent and the Insurer (which notice shall be promptly forwarded by the Administrative Agent to each Class A Lender) stating the aggregate principal amount of the prepayment, and if such notice is given the Borrower shall on the date specified in such notice, prepay to the Collateral Agent, for the account of the Class A Lenders, all or a portion of the outstanding principal of the Class A Advances, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that each partial prepayment shall be no less than an aggregate principal amount of the lesser of (i) the aggregate outstanding principal amount of the Class A Advances and (ii) $5,000,000. Upon receiving notice of any such prepayment, each Class A Lender shall notify the Collateral Agent and the Borrower of any Breakage Costs it will have incurred with respect to such prepayment. Each Class A Lender’s Outstanding Class A Pro Rata Share of any such prepayment shall be applied to the outstanding Class A Advances funded by such Class A Lender. Any such prepayment shall include any Breakage Costs incurred with respect to such prepayment.

(ii)          Following the occurrence of the Class A Collection Date, the Borrower may, upon at least ten (10) Business Days’ (or five (5) Business Days’ if such prepayment will occur on a Quarterly Payment Date) prior written notice to the Administrative Agent and the Collateral Agent (which notice shall be promptly forwarded by the Administrative Agent to each Class B Lender), and if such notice is given the Borrower shall on the date specified in such notice, prepay to the Collateral Agent, for the account of the Class B Lenders, all or a portion of the outstanding principal of the Class B Advances as specified in such notice, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid. Upon receiving notice of any such prepayment, each Class B Lender shall notify the Collateral Agent and the Borrower of any Breakage Costs it will have incurred with respect to such prepayment. Any such prepayment shall include any Breakage Costs incurred with respect to such prepayment.

(b)          Mandatory Prepayments. Upon the occurrence of a Mandatory Prepayment Event, the amount available in the Collection Account for distribution on any Quarterly Payment Date pursuant to Section 3.01(c)(xv)(1) shall be applied to the outstanding Class A Advances until the applicable Mandatory Prepayment Amount is paid in full.

(c)          Deemed Prepayments. The proceeds of payments made to the Collateral Agent by the Completion Guarantor under a Completion Bond for a Motion Picture which has been abandoned, and any proceeds from insurance policies related to such Motion Picture provided in accordance with Section 7(a)(vii) of the Master Agreement, in each case to the extent not paid to the Completion Guarantor, shall be deemed to be prepayments hereunder, and shall be applied in the following order of priority (1) first to the Insurer, an amount equal to any interest paid by such Insurer to the Class A Lenders with respect to Class A Advances which are Film-Related Advances with respect to such abandoned Motion Picture, (2) second to the Class

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A Lenders, an amount equal to the accrued and unpaid interest with respect to outstanding Class A Advances which are Film-Related Advances with respect to such abandoned Motion Picture, (3) third to the Class B Lenders, an amount equal to the accrued and unpaid interest with respect to outstanding Class B Advances which are Film-Related Advances with respect to such abandoned Motion Picture, (4) fourth to the Class A Lenders, an amount equal to the outstanding Class A Advances which are Film-Related Advances with respect to such abandoned Motion Picture, (5) fifth to the Lenders or Insurer, as applicable, any accrued and unpaid charges included in the scope of the definition of “Maximum Charge” (as defined in the applicable Completion Bond), and (6) sixth to the Borrower Blocked Account any remaining amounts.

(d)          Production Cost Reimbursements. Production Cost Reimbursements, if any, with respect to any Motion Picture received by or on behalf of the Borrower shall be remitted to the Collateral Agent promptly upon its receipt thereof. Such Production Cost Reimbursements shall be applied according to the priority of payments set forth in Section 2.08(c).

SECTION 2.09. Payments and Computations.

(a)          All payments of principal, interest or fees by the Borrower hereunder (including prepayments) shall be paid in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on each Quarterly Payment Date or no later than 4:00 p.m. (New York City time) on any other day when due and payable, in each case, in Dollars in same day funds to the Collateral Agent for the benefit of the Lenders, and shall not be subject to, and shall be paid by the Borrower free and clear of, any offset, counterclaim or defense whatsoever. The Collateral Agent shall distribute available amounts that are payable to any Lender promptly upon receipt thereof in accordance with the Settlement Report, to such account as may be specified from time to time by such Lender in a written notice to the Collateral Agent. The Borrower shall not be responsible for or have any liability in connection with any failure on the part of the Collateral Agent to make timely or adequate payments to the Lenders.

(b)          All computations of interest and fees hereunder shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but, other than for purposes of the definition of “Interest Period”, excluding the last day) elapsed. Each determination by the Administrative Agent of an interest rate hereunder, and in the case of the CP Rate each determination thereof by a Conduit Lender hereunder, shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement identifying the rate quotations used by the Administrative Agent in determining any interest rate hereunder.

(c)          Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, in the case of any payment of any Advance bearing interest determined by reference to the LIBO Rate, if such extension would cause

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payment to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)          Notes which have been paid with proceeds of the Insurance Policy shall continue to remain outstanding Notes for purposes of this Agreement until the Insurer has been paid as subrogee hereunder or reimbursed pursuant to the Insurance Agreement as evidenced by a written notice from the Insurer delivered to the Collateral Agent, and the Insurer shall be deemed to be the Lender thereof to the extent of any and all payments thereon made by the Insurer.

SECTION 2.10. Increased Costs.

(a)          If any Lender determines based upon the advice of counsel (which may be internal counsel) that (i) the introduction of or any change in, or in the interpretation of, any Law, which change or interpretation is issued after the date hereof, or (ii) compliance with any official directive, guideline or request from any central bank or other governmental authority (whether or not having the force of Law) issued after the date hereof or any change in the interpretation or administration of any such official directive, guideline or request made after the date hereof:

(i)           shall subject any Lender or any related Liquidity Provider to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender with respect thereof (except for Non-Excluded Taxes covered by Section 2.11 and changes in the rate of tax on the overall net income of such Lender);

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or such Liquidity Provider that is not otherwise included in the determination of the interest rate hereunder; or

(iii)	shall impose on such Lender or Liquidity Provider any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or Liquidity Provider, of making, funding or maintaining Advances hereunder, or performing any of its other Obligations under or in relation to this Agreement or any similar agreement relating hereto, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent and the Collateral Agent), pay to the Collateral Agent for the account of such Lender or Liquidity Provider any additional amounts necessary to compensate such Lender or Liquidity Provider for such increased cost actually incurred by such Lender or Liquidity Provider. If any Lender or Liquidity Provider becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower in writing, with a copy to the Administrative Agent and the Collateral Agent, of the event by reason of which it has become so entitled.

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(b)          If any Lender or Liquidity Provider determines based upon the advice of counsel (which may be internal counsel) that compliance, by it or any corporation controlling such Lender or Liquidity Provider with any Law or any official directive, guideline or request from any central bank or other governmental authority or Rating Agency (whether or not having the force of Law) regarding the amounts of capital to be maintained issued after the date hereof shall have the affect of reducing the rate of return on such Lender’s, Liquidity Provider’s or such corporation’s capital as a consequence of the existence of any agreement of such Lender or Liquidity Provider to make, or its making, funding or maintaining, any Advance, hereunder or any similar agreement relating hereto, of such type, to a level below that which such Lender, Liquidity Provider or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, Liquidity Provider’s or such corporation’s policies with respect to capital adequacy) then, upon demand by such Lender or Liquidity Provider (with a copy of such demand to the Administrative Agent and the Collateral Agent), the Borrower shall pay to the Collateral Agent for the account of such Lender or Liquidity Provider, from time to time as specified by such Lender or Liquidity Provider in the aforesaid notice, additional amounts necessary to compensate such Lender or Liquidity Provider in the light of such circumstances; provided, that the Borrower shall not be required to compensate a Lender or Liquidity Provider pursuant to this clause (b) for any amounts incurred more than six months prior to the date on which such Lender or Liquidity Provider notified the Borrower of such Lender’s or Liquidity Provider’s intention to claim compensation therefore.

(c)          If the Borrower is required to pay additional amounts to or for the benefit of any Indemnified Party pursuant to this Section, such Indemnified Party will, at the Borrower’s request, use commercially reasonable efforts to minimize such costs, provided, that such efforts are not otherwise disadvantageous to such Indemnified Party.

SECTION 2.11. Taxes.

(a)           Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder by the Borrower or under any instrument delivered hereunder by the Borrower shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on the Collateral Agent, the Insurer or any Lender by the state or foreign jurisdiction under the laws of which such party is organized or any political subdivision thereof (“Excluded Taxes”)). If the Borrower shall be required by law to make any deductions for any taxes, levies, imposts, deduction, charge or withholdings, other than Excluded Taxes (collectively, “Non-Excluded Taxes”), (i) the Borrower shall make an additional payment to the applicable Indemnified Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other governmental authority in accordance with applicable law, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any

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Non-Excluded Taxes (i) that are attributable solely to such Lender’s failure to comply with the requirements of paragraphs (c) or (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement.

(b)           In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.

(c)           Each Indemnified Party that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, on or prior to the date that such Indemnified Party becomes a party to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Indemnified Party, deliver to the Borrower, the Collateral Agent and the Administrative Agent (i) two properly completed and duly executed copies (with the originals sent to the Collateral Agent) of either Internal Revenue Service Form W-8 BEN or W-8 ECI (or any successor form) as applicable; and (ii) such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower and the Collateral Agent to make payments to, and deposit funds to or for the account of, such Indemnified Party hereunder and under the other Transaction Documents without any deduction or withholding for or on account of any tax. Each such Indemnified Party shall submit to the Collateral Agent (with copies to the Borrower and Administrative Agent) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Borrower. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(d)           If the Borrower is required to pay additional amounts to or for the benefit of any Indemnified Party pursuant to this Section as a result of a change of Law or treaty occurring after such Indemnified Party first became a party to this Agreement, such Indemnified Party will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the sole judgment of such Indemnified Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Indemnified Party.

SECTION 2.12. Replacement of Certain Lenders. In the event any Lender (an “Affected Lender”): (i) shall have failed to fund its Class A Pro Rata Share of any Class A Advance or its share (as determined pursuant to the Class B Side Letter) of any Class B Advance, as applicable, requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement or the Class B Side Letter and which failure has not been cured, (ii) shall have

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requested compensation from the Borrower under Sections 2.10 or 2.11 to recover taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders or (iii) shall have delivered a notice claiming that such Class A Lender or Class B Lender, as applicable, is unable to extend Advances using the CP Rate or the LIBO Rate to the Borrower for reasons not generally applicable to the other Class A Lenders or Class B Lenders, as applicable, then, in any such case, the Borrower may make written demand on such Affected Lender (with a copy to the Administrative Agent and the Insurer) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment and Acceptances within five (5) Business Days after the date of such demand, to one or more financial institutions that is an Eligible Assignee which the Borrower shall have engaged for such purpose (a “Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Transaction Documents (including its Commitment and all Advances owing to it) in accordance with Section 11.01. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Transaction Document, including the aggregate outstanding principal amount of the Advances owed to such Lender, together with accrued interest thereon through the date of such assignment and amounts payable under Sections 2.10 or 2.11 with respect to such Affected Lender; provided, that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10 and 2.11, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 12.10.

SECTION 2.13. Claims Under Insurance Policy and Related Matters.

(a)          If the Settlement Report delivered for any Quarterly Payment Date occurring after the expiration of the Capitalization Period indicates that the amount of available funds on deposit in the Collection Account, Class A Liquidity Reserve Account and in the Borrower Blocked Account are insufficient to pay in full the accrued and unpaid interest and Unused Commitment Fees due on the Class A Advances, in each case, as described in Section 3.01(c)(ix) herein (based upon the priority of payments set forth in Section 3.01(c) herein), the Collateral Agent shall, no later than 12:00 Noon (New York City time) on the Business Day immediately preceding such Quarterly Payment Date, make a claim under the Insurance Policy for the “Insured Amount” (as defined in the Insurance Policy) at that time. Amounts remitted by the Insurer to the Collateral Agent in payment of any such claim shall be distributed to the Class A Lenders in respect of the amount of interest and Unused Commitment Fees due to such Class A Lender under Section 3.01(c)(ix). The parties hereto agree that the occurrence of a Mandatory Prepayment Event shall not permit a draw in respect of outstanding principal amounts under the Insurance Policy prior to the Legal Final Maturity Date.

(b)          If on the Legal Final Maturity Date the amount of available funds on deposit in the Collection Account, the Class A Liquidity Reserve Account and the Borrower Blocked Account is insufficient to pay the “Outstanding Amount” (as defined in the Insurance Policy) (based upon the priority of payments set forth in Section 3.01(c) herein), the Collateral Agent shall, no later than 12:00 Noon (New York City time) on the Business Day immediately

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preceding such Legal Final Maturity Date, make a claim under the Insurance Policy for the “Insured Amount” (as defined in the Insurance Policy) at such time. Amounts remitted by the Insurer to the Collateral Agent in payment of any such claim shall be distributed to the Class A Lenders in respect of the “Outstanding Amount” (as defined in the Insurance Policy) of the Class A Notes held by such Class A Lenders. Notwithstanding the application of amounts paid by the Insurer to the principal amount of the Notes, as between the Borrower and the Insurer, all such principal amount shall be deemed outstanding until and to the extent paid by the Borrower pursuant to the terms of this Agreement and the Insurance Agreement.

(c)          In connection with the making of such claim on any Quarterly Payment Date or on the Legal Final Maturity Date, the Class A Lenders acknowledge and agree that the Insurer shall be, and hereby is, assigned the interests of the Class A Lenders with respect to each such claim. The Borrower and the Administrative Agent hereby acknowledge and agree to the foregoing and hereby waive any transfer restriction applicable to the transfer of any such claim or interest. The Administrative Agent is hereby authorized and directed by the Class A Lenders to execute and deliver to the Insurer such instruments and documents as the Insurer may reasonably request confirming or evidencing such assignment.

(d)          The Collateral Agent shall enforce all obligations under the Insurance Policy on behalf of all of the Class A Lenders.

(e)          Upon the occurrence of an Insurer Replacement Event, the Administrative Agent may (with the consent of the Required Lenders) and shall (at the direction of the Required Lenders) select a replacement Insurer. Such a replacement shall only be effective upon payment to the Insurer of all amounts owed to it under the Insurance Agreement and the return of the Insurance Policy to the Insurer. Other than the termination of the Insurance Policy contemporaneously with the effectiveness of a substantially similar financial guaranty insurance policy issued by a replacement Insurer at the direction or with the consent of the Required Lenders, the Collateral Agent may terminate the Insurance Policy only at the written direction or with the written consent of all of the Class A Lenders and the Borrower. The Borrower hereby agrees to use commercially reasonable efforts in assisting the Administrative Agent in obtaining a replacement Insurer, including, providing any reasonably necessary data, books, records or other information relating to the Transaction Documents, Ancillary Documents, Completion Bonds and Collateral. Any replacement Insurer shall be subject to the consent of the Borrower, such consent not to be unreasonably withheld.

(f)           The Class B Lenders shall have no rights with respect to the Insurance Policy or any proceeds thereof.

ARTICLE III

PAYMENTS AND SETTLEMENT PROCEDURES

SECTION 3.01. Collection Account; Settlement Procedures.

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(a)          On or prior to the Closing Date, the Borrower shall establish the Collection Account with HSBC (in such capacity, the “Collection Account Bank”). The Borrower hereby grants a security interest to the Collateral Agent, for the benefit of the Secured Parties, in the Collection Account and all amounts and investments on deposit or held therein to secure all Obligations of the Borrower to the Secured Parties under this Agreement and the other Transaction Documents. The Borrower, the Collateral Agent and the Collection Account Bank hereby agree that the Collateral Agent shall have exclusive dominion and control over the Collection Account and that the Collection Account Bank will comply solely with instructions originated by the Collateral Agent (i) directing disposition of the funds or (ii) directing transfer or redemption of the financial assets in the Collection Account without further consent by the Borrower or any Marvel Company but with notice thereto; provided, that until the Collateral Agent provides notice to the contrary to the Collection Account Bank, the Collection Account Bank shall be entitled to comply with the investment directions originated by the Borrower without further consent by the Collateral Agent. The Borrower shall not instruct the Collection Account Bank to withdraw or transfer any funds or financial assets held in the Collection Account. The Collateral Agent shall not instruct the Collection Account Bank to withdraw, transfer or redeem any funds or financial assets held in the Collection Account except as provided in this Agreement. The taxpayer identification number associated with the Collection Account shall be that of the Borrower and the Borrower will report for federal, state and local income tax purposes, the income, if any, represented by the Collection Account. If, at any time, the Collection Account Bank has ceased to be an Eligible Institution, the Collateral Agent shall within thirty (30) days establish a new Collection Account meeting the conditions specified above with an Eligible Institution, shall enter into an account control agreement granting the Collateral Agent exclusive dominion and control over the Collection Account in form and substance reasonably acceptable to the Control Party, and shall transfer any cash and/or any investments to such new Collection Account, and from the date such new Collection Account is established, it shall be the “Collection Account” and the applicable Eligible Institution shall be the “Collection Account Bank”.

(b)          Funds on deposit in the Collection Account shall be invested in Permitted Investments, until notice to the contrary is provided by the Collateral Agent to the Collection Account Bank as directed in writing by the Borrower (which may be a standing direction), that will mature or otherwise be available for withdrawal without penalty on each Quarterly Payment Date, with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the Collection Account as the property of the Borrower, subject to distribution pursuant to the terms of this Agreement. In the event that the Collection Account Bank has not received written investment directions from the Borrower, the Collateral Agent shall direct the Collection Account Bank to invest any cash amounts in the Collection Account in Permitted Investments set forth in clause (g) of the definition thereof. The Collateral Agent shall not be liable for any loss incurred in connection with any investment in the Collection Account, except for losses in respect of investments issued or guaranteed by the Collateral Agent.

(c)          Subject to Section 3.02 below, on each Quarterly Payment Date, the Collateral Agent shall instruct the Collection Account Bank in writing to apply all funds in the Collection Account that have not been previously applied hereunder (including any investment

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earnings received with respect to such funds and proceeds of any Interest Rate Hedges) other than any proceeds of a Completion Bond or proceeds from insurance policies related to any Motion Picture provided in accordance with Section 7(a)(vii) of the Master Agreement, in each case distributed pursuant to Section 2.08(c), or Production Reimbursements distributed pursuant to Section 2.08(d) in the following order of priority in accordance with the Settlement Report:

(i)           first, to the Insurer, expenses and indemnified amounts described in Sections 3.03(b), (c), (d) and (e) and 3.04(a) of the Insurance Agreement that have been billed by the Insurer at least three (3) Business Days prior to the Quarterly Payment Date, but remain unpaid as of such Quarterly Payment Date, unless deferred by the Insurer to item (xvi) hereunder;

(ii)          second, to MPROD for any unreimbursed Master Distributor Advances;

(iii)           third, to the Master Distributor Account (x) in reimbursement of all unreimbursed Residuals allocable to the Completed Films which were (A) actually paid by or on behalf of the Master Distributor (or at its direction) or (B) paid by a Subdistributor and for which the Master Distributor is obligated to reimburse such Subdistributor or (y) as payment for all Residuals allocable to the Completed Films that are due and owing and which shall be paid by the Master Distributor or a Subdistributor upon the receipt of funds from the Collection Account;

(iv)         fourth, to the Master Distributor Account (x) in reimbursement of all unreimbursed Participations which were (A) actually paid by or on behalf of the Master Distributor (or at its direction) or (B) paid by a Subdistributor and for which the Master Distributor is obligated to reimburse such Subdistributor or (y) as payment for all Participations allocable to the Completed Films that are due and owing and which shall be paid by the Master Distributor or a Subdistributor upon the receipt of funds from the Collection Account, but only to the extent such Participations do not exceed the Participations Cap;

(v)          fifth, to the Studio Distributor, the unpaid distribution fees with respect to each Completed Film, but only to the extent not Deducted At Source by the Studio Distributor; provided, that the aggregate amounts paid with respect to any Completed Film shall not exceed the Studio Distributor Fee Cap;

(vi)         sixth, to the Master Distributor Account (x) in reimbursement of all unreimbursed P&A Costs and Expenses allocable to the Completed Films which were (A) actually paid by or on behalf of the Master Distributor (or at its direction) or (B) paid by a Subdistributor and for which the Master Distributor is obligated to reimburse such Subdistributor or (y) as payment for all P&A Costs and Expenses allocable to the Completed Films that are due and owing and which shall be paid by the Master Distributor or a Subdistributor upon the receipt of funds from the Collection Account; provided, in the case of each of (x) and (y) above, only to the extent such P&A Costs and

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Expenses (a) were not Deducted at Source and (b) are related to the Reserved Foreign Distribution Rights;

(vii)       seventh, for the account of the Borrower for the payment of any invoiced Administrative Costs of the Borrower for which the Borrower has provided copies of invoices to the Administrative Agent, the Collateral Agent and the Insurer; provided, that the aggregate amount of Administrative Costs paid to the Borrower under this clause (vii) during any annual period shall not exceed the Annual Administrative Expense Cap;

(viii)      eighth, to the Insurer for accrued and unpaid Premium, unless deferred by the Insurer to item (xvi) hereunder;

(ix)         ninth, to the Collateral Agent for the benefit of the Class A Lenders, an amount equal to the accrued and unpaid interest under the Class A Notes (excluding any portion of such interest attributable to the application of the Default Rate or Applicable Rate Increase) and Unused Commitment Fee due to the Class A Lenders and due and payable on such Quarterly Payment Date together with any accrued and unpaid interest under the Class A Notes (excluding any portion of such interest attributable to the application of the Default Rate or Applicable Rate Increase) and Unused Commitment Fee due to the Class A Lenders from prior Interest Periods, such amounts to be allocated by the Collateral Agent among the Class A Lenders ratably in accordance with the proportion of such amounts owing to each such Person; provided, however, that so long as the Insurance Policy is in effect or any amounts remain due and unpaid to the Insurer pursuant to the Insurance Agreement, the aggregate amounts payable under this item (ix) on any Quarterly Payment Date shall not exceed the Insured Interest Amount for such Quarterly Payment Date plus any accrued Insured Interest Amounts which remain unpaid from prior Quarterly Payment Dates;

(x)           tenth, to reimburse the Insurer for amounts actually paid under the Insurance Policy and for all other amounts then due and unpaid under the Insurance Agreement, including interest on the amounts paid under the Insurance Policy until the Insurer is so reimbursed, unless deferred by the Insurer to item (xvi) hereunder;

(xi)          eleventh, to the Collateral Agent for the benefit of the Class A Lenders, any amounts due and payable under item (ix) above, to the extent such amounts are not paid solely by reason of the limitation caused by the Insured Interest Amount; provided, that, upon the occurrence and continuation of an Insurer Priority Event, amounts payable under this item (xi) shall be paid only after any amounts payable under item (xvi) below have been paid in full;

(xii)         twelfth, after the expiration of the Capitalization Period, to the Class A Liquidity Reserve Account an amount equal to the Class A Liquidity Reserve Deficit;

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(xiii)        thirteenth, to the Collateral Agent for the benefit of the Class B Lenders, an amount equal to the accrued and unpaid interest under the Class B Notes and Unused Commitment Fee due to the Class B Lenders and due and payable on such Quarterly Payment Date together with any accrued and unpaid interest under the Class B Notes and Unused Commitment Fee due to the Class B Lenders from prior Interest Periods plus interest on such accrued and unpaid interest and Unused Commitment Fee from prior Interest Periods at the Applicable Interest Rate, such amounts to be allocated by the Collateral Agent among the Class B Lenders ratably in accordance with the proportion of such amounts owing to each such Person; provided, that, upon the occurrence and continuation of an Insurer Priority Event, amounts payable under this item (xiii) shall be paid only after any amounts payable under item (xvi) below have been paid in full, including any amounts deferred to item (xvi) under item (xi) above;

(xiv)      fourteenth, to the Borrower Blocked Account an amount equal to the Interest Reserve Deficit;

(xv)	fifteenth,

(1)          if the Maturity Date shall not have occurred, to the Collateral Agent for the benefit of each Class A Lender, its Outstanding Class A Pro Rata Share of the Mandatory Prepayment Amount; and

(2)          if the Maturity Date shall have occurred, in the following order:

(a)   to the Collateral Agent for the benefit of each Class A Lender, such Class A Lender’s Outstanding Class A Pro Rata Share of the aggregate outstanding Class A Advances; and

(b)   to the Collateral Agent for the benefit of each Class B Lender, such Class B Lender’s Outstanding Class B Pro Rata Share of the aggregate outstanding Class B Advances;

(xvi)      sixteenth, to the Insurer, any amounts deferred under items (i), (viii) and (x) hereunder;

(xvii)     seventeenth, to the Collateral Agent, for the benefit of the Class A Lenders, any incremental increase in the amount of interest due hereunder attributable to the application of the Default Rate and Applicable Rate Increase;

(xviii)    eighteenth, to the Collateral Agent, for the benefit of the Lenders and Agents, all other unpaid amounts due and unpaid to the Lenders and Agents;

(xix)      nineteenth, for the account of the Borrower for the payment of any invoiced Administrative Costs of the Borrower for which the Borrower has provided

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copies of invoices to the Administrative Agent, the Collateral Agent and the Insurer and which remain unpaid after giving effect to clause (vii) hereunder; and

(xx)	twentieth, to the Borrower Blocked Account;

provided, however, that if no Settlement Report has been delivered with respect to such Quarterly Payment Date in accordance with the Master Agreement, the Collateral Agent shall take all steps reasonably necessary to ascertain the amounts to be distributed pursuant to this Section 3.01(c) and shall distribute such amounts with the consent, or at the direction of, the Control Party.

(d)          No recourse for any Obligations of the Borrower will be had against any organizer, stockholder, officer, director, member, manager, employee, agent or Affiliate of the Borrower, including, without limitation, any Marvel Company; it being expressly agreed and understood that this Agreement and all amounts due hereunder are solely limited liability company obligations of the Borrower, and that no personal liability whatsoever will attach to or be incurred by any organizer, stockholder, officer, director, member, manager, employee, agent or Affiliate of the Borrower including, without limitation, any Marvel Company. Each of the Borrower, the Lenders and the Collateral Agent acknowledges and agrees that it has no recourse to any assets of MRI pursuant to the Transaction Documents, the Ancillary Documents or the Completion Bonds other than the “Rights” (as defined in the MVL License Agreement).

SECTION 3.02. Distributions During Completion Guarantor Payment Period. On each Quarterly Payment Date to occur during a Completion Guarantor Payment Period for a Completed Film, the Collateral Agent shall instruct the Collection Account Bank in writing to apply such funds in the Collection Account that constitute Gross Receipts from such Completed Film in the following order of priority in accordance with the Settlement Report:

(i)           first, to the Master Distributor Account (x) in reimbursement of all unreimbursed Residuals allocable to such Completed Film which were (A) actually paid by or on behalf of the Master Distributor (or at its direction) or (B) paid by a Subdistributor and for which the Master Distributor is obligated to reimburse such Subdistributor or (y) as payment for all Residuals allocable to such Completed Film that are due and owing and which shall be paid by the Master Distributor or a Subdistributor upon the receipt of funds from the Collection Account;

(ii)          second, to the Master Distributor Account (x) in reimbursement of all unreimbursed Participations allocable to such Completed Film which were (A) actually paid by or on behalf of the Master Distributor (or at its direction) or (B) paid by a Subdistributor and for which the Master Distributor is obligated to reimburse such Subdistributor or (y) as payment for all Participations allocable to such Completed Film that are due and owing and which shall be paid by the Master Distributor or a Subdistributor upon the receipt of funds from the Collection Account;

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(iii)         third, to the Studio Distributor, the unpaid distribution fees with respect to such Completed Film, but only to the extent not Deducted At Source by the Studio Distributor;

(iv)         fourth, to the Master Distributor Account (x) in reimbursement of all unreimbursed P&A Costs and Expenses allocable to such Completed Film which were (A) actually paid by or on behalf of the Master Distributor (or at its direction) or (B) paid by a Subdistributor and for which the Master Distributor is obligated to reimburse such Subdistributor or (y) as payment for all P&A Costs and Expenses allocable to such Completed Film that are due and owing and which shall be paid by the Master Distributor or a Subdistributor upon the receipt of funds from the Collection Account, but, in each case, only to the extent such P&A Costs and Expenses (a) were not Deducted at Source and (b) are related to the Reserved Foreign Distribution Rights;

(v)          fifth, to the Collateral Agent, for the benefit of (a) the Lenders, interest up to that portion of the “Maximum Interest” (as defined in the applicable Completion Bond) applicable to the Film-Related Advances for such Completed Film due to the Lenders, provided, however, that any portion of such amounts previously paid by the Insurer shall be paid to the Insurer and (b) the Lenders, their actual charges up to that portion of the “Maximum Charge” (as defined in the applicable Completion Bond) applicable to the Film-Related Advances for such Completed Film due to the Lenders;

(vi)         sixth, to the Borrower Blocked Account, interest up to the portion of “Maximum Interest” and their actual charges up to the portion of “Maximum Charge” applicable to the fundings made from the Borrower Blocked Account pursuant to Section 3.03(c)(i) related to such Completed Film.

(vii)       seventh, to reimburse the Completion Guarantor for amounts actually paid under the applicable Completion Bond for such Completed Film and any accrued and unpaid interest on such amounts at the rate provided for in such Completion Bond; and

(viii)      eighth, without duplication with respect to items (i) through (vii) above, to be applied to the items and in the priority described in Section 3.01(c);

provided, however, that if no Settlement Report has been delivered with respect to such Quarterly Payment Date in accordance with the Master Agreement, the Collateral Agent shall take all steps reasonably necessary to ascertain the amounts to be distributed pursuant to this Section 3.02 and shall distribute such amounts with the consent, or at the direction of, the Control Party.

SECTION 3.03. Borrower Blocked Account.

(a)          On or prior to the Closing Date, the Borrower shall establish and shall thereafter maintain with HSBC (in such capacity, the “Borrower Blocked Account Bank”) the Borrower Blocked Account. The Borrower hereby grants a security interest to the Collateral

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Agent, for the benefit of the Secured Parties, in the Borrower Blocked Account and all amounts and investments on deposit or held therein to secure all Obligations of the Borrower to the Secured Parties under this Agreement and the other Transaction Documents. The Borrower, the Collateral Agent and the Borrower Blocked Account Bank hereby agree that the Collateral Agent shall have exclusive dominion and control over the Borrower Blocked Account and that the Borrower Blocked Account Bank will comply with instructions originated by the Collateral Agent (i) directing disposition of the funds or (ii) directing transfer or redemption of the financial assets in the Borrower Blocked Account without further consent by the Borrower or any Marvel Company but with notice thereto; provided, that until the Collateral Agent provides notice to the contrary to the Borrower Blocked Account Bank, the Borrower Blocked Account Bank shall be entitled to comply with investment instructions originated by the Borrower without further consent by the Collateral Agent. The Borrower shall not instruct the Borrower Blocked Account Bank to withdraw or transfer any funds or financial assets held in the Borrower Blocked Account. The Collateral Agent shall not instruct the Borrower Blocked Account Bank to withdraw, transfer or redeem any funds or financial assets held in the Borrower Blocked Account except as provided in this Agreement. The taxpayer identification number associated with the Borrower Blocked Account shall be that of the Borrower and the Borrower will report for federal, state and local income tax purposes, the income, if any, represented by the Borrower Blocked Account. If, at any time, the Borrower Blocked Account Bank has ceased to be an Eligible Institution, the Collateral Agent shall within thirty (30) days establish a new Borrower Blocked Account meeting the conditions specified above with an Eligible Institution, shall enter into an account control agreement granting the Collateral Agent exclusive dominion and control over the Borrower Blocked Account in form and substance reasonably acceptable to the Control Party, and shall transfer any cash and/or any investments to such new Borrower Blocked Account, and from the date such new Borrower Blocked Account is established, it shall be the “Borrower Blocked Account” and the applicable Eligible Institution shall be the “Borrower Blocked Account Bank”.

Funds on deposit in the Borrower Blocked Account shall be invested in Permitted Investments, until notice to the contrary is provided by the Collateral Agent to the Borrower Blocked Account Bank as directed in writing by the Borrower (which may be a standing direction), that will mature or otherwise be available for withdrawal without penalty on each Quarterly Payment Date, with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the Borrower Blocked Account as the property of the Borrower, subject to distribution pursuant to the terms of this Agreement. In the event that the Borrower Blocked Account Bank has not received written directions from the Borrower, the Collateral Agent shall direct the Borrower Blocked Account to invest any cash amounts in the Borrower Blocked Account in Permitted Investments set forth in clause (g) of the definition thereof. The Collateral Agent shall not be liable for any loss incurred in connection with any investment in the Borrower Blocked Account, except for losses in respect of investments issued or guaranteed by the Collateral Agent.

If the Settlement Report delivered for any Quarterly Payment Date occurring after the expiration of the Capitalization Period indicates that the amount of available funds on deposit in the Collection Account is insufficient to pay in full the accrued and unpaid administrative

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expenses of the Borrower as described in Sections 3.01(c)(vii) and (xix) herein or the accrued and unpaid interest and fees due and payable as described in Sections 3.01(c)(i), (viii), (ix), (xi), (xiii) and (xvii) herein, in each case based upon the priority of payments set forth in Section 3.01(c), the Collateral Agent shall direct the Borrower Blocked Account Bank to transfer from the Borrower Blocked Account an amount equal to such insufficiency and allocate such amount in accordance with Section 3.01(c). Upon the occurrence of an Event of Default, funds and investments on deposit or held in the Borrower Blocked Account may, with the consent or at the written direction of the Control Party, be liquidated (in the case of the investments) and allocated in accordance with Section 3.01(c).

(b)          The Borrower Blocked Account shall have on deposit a minimum amount (the “Minimum Interest Reserve”) equal to the sum of:

(i)           Three (3) months of projected interest on outstanding Advances hereunder calculated using the “Proxy Interest Rate” (as defined below) as of the most recent Quarterly Payment Date;

(ii)          Three (3) months of projected Unused Commitment Fee calculated as of the most recent Quarterly Payment Date; and

(iii)	The Annual Administrative Expense Cap.

Solely for purposes of clause (i) above, “Proxy Interest Rate” means, on any date of determination, the weighted average interest rate, expressed as a per annum rate, determined pursuant to the following formula:

      [CR x NA] + [DR x (PA-NA)]

PA

where:

CR	= the weighted average cap rate (weighted by notional amount) with respect to all Interest Rate Hedges on such date, expressed as a per annum rate;
NA	=	the aggregate notional amount of all Interest Rate Hedges on such date;
DR	=	the Default Rate on such date, expressed as a per annum rate; and
PA	=	the aggregate outstanding principal amount of all Advances on such date.

(c)          Amounts on deposit in the Borrower Blocked Account in excess of the Minimum Interest Reserve (x) shall be withdrawn by the Collateral Agent pursuant to the Settlement Report delivered for any Quarterly Payment Date to satisfy any Mandatory Prepayment Amount that remains outstanding on any Quarterly Payment Date after allocation of funds in the Collection Account pursuant to Section 3.01(c), and (y) may be withdrawn by the Collateral Agent, at the written request of the Borrower for the limited purposes of:

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(i)           funding Direct Negative Costs of Motion Pictures; provided, that if such funding constitutes an Initial Funding, the conditions precedent set forth for Initial Fundings in Section 5.02 shall be satisfied prior to any such withdrawals and if such funding does not constitute an Initial Funding the conditions precedent set forth in Section 5.03 shall be satisfied prior to any such withdrawals;

(ii)          funding optional prepayments in accordance with Section 2.08(a), together with any Breakage resulting therefrom; provided that no accrued but unpaid interest remains unpaid;

(iii)          with the prior written consent of the Lenders and the Insurer, making payments to MEI in an amount equal to MEI’s tax liability resulting from income of the Borrower attributable to MEI; or

(iv)	making Permitted Distributions;

provided, that, any request for funds made by the Borrower pursuant to this clause (c) shall certify that such funding is permitted under this Agreement and that all applicable conditions precedent for such funding as set forth in this Agreement have been met.

(d)          Upon the occurrence and during the continuation of an Acceleration Event, all amounts on deposit in the Borrower Blocked Account in excess of the Minimum Interest Reserve and thereafter any amounts directed to the Borrower Blocked Account pursuant to Section 3.01(c)(xx), shall be applied by the Collateral Agent to each Class A Lender, in accordance with such Class A Lender’s Outstanding Class A Pro Rata Share of the aggregate outstanding Class A Advances. If the Class A Collection Date has occurred during the continuation of an Acceleration Event, the Collateral Agent shall apply such amounts to each Class B Lender, in accordance with such Class B Lender’s Outstanding Class B Pro Rata Share of the aggregate outstanding Class B Advances.

SECTION 3.04. Payment Rescission. No payment of any of the Obligations hereunder or under the other Transaction Documents shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of Law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Collateral Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest on such amount at the Default Rate from the date of any such recission, return or refunding, to the extent permitted by applicable Law. For purposes of the foregoing, the Default Rate shall be calculated as if such recission, return or refunding were an Advance made on such date.

SECTION 3.05. Class A Liquidity Reserve Account.

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(a)          On or prior to the Closing Date, the Borrower shall establish and shall thereafter maintain with HSBC (in such capacity, the “Class A Liquidity Reserve Account Bank”) the Class A Liquidity Reserve Account. The Borrower hereby grants a security interest to the Collateral Agent, for the benefit of the Secured Parties, in the Class A Liquidity Reserve Account and all amounts and investments on deposit or held therein to secure all Obligations of the Borrower to the Secured Parties under this Agreement and the other Transaction Documents. The Borrower, the Collateral Agent and the Class A Liquidity Reserve Account Bank shall agree that the Collateral Agent shall have exclusive dominion and control over the Class A Liquidity Reserve Account and that the Class A Liquidity Reserve Account Bank will comply with instructions originated by the Collateral Agent (i) directing disposition of the funds or (ii) directing transfer or redemption of the financial assets in the Class A Liquidity Reserve Account without further consent by the Borrower or any Marvel Company but with notice thereto; provided, that until the Collateral Agent provides notice to the contrary to the Class A Liquidity Reserve Account Bank, the Class A Liquidity Reserve Account Bank shall be entitled to comply with the investment instructions originated by the Borrower without further consent by the Collateral Agent. The Collateral Agent shall not instruct the Class A Liquidity Reserve Account Bank to withdraw or transfer any funds or financial assets held in the Class A Liquidity Reserve Account except as provided in this Agreement. The Borrower shall not instruct the Class A Liquidity Reserve Account Bank to withdraw or transfer any funds or financial assets held in the Class A Liquidity Reserve Account. The taxpayer identification number associated with the Class A Liquidity Reserve Account shall be that of the Borrower and the Borrower will report for federal, state and local income tax purposes, the income, if any, represented by the Borrower Blocked Account. If, at any time, the Class A Liquidity Reserve Account Bank has ceased to be an Eligible Institution, the Collateral Agent shall within thirty (30) days establish a new Class A Liquidity Reserve Account meeting the conditions specified above with an Eligible Institution, shall enter into an account control agreement granting the Collateral Agent exclusive dominion and control over the Class A liquidity Reserve Account in form and substance reasonably acceptable to the Control Party and shall transfer any cash and/or any investments to such new Class A Liquidity Reserve Account, and from the date such new Class A Liquidity Reserve Account is established, it shall be the “Class A Liquidity Reserve Account” and the applicable Eligible Institution shall be the “Class A Liquidity Reserve Account Bank”.

(b)          Funds on deposit in the Class A Liquidity Reserve Account shall be invested in Permitted Investments, until notice to the contrary is provided by the Collateral Agent to the Class A Liquidity Reserve Account Bank, as directed in writing by the Borrower (which may be a standing direction), that will mature or otherwise be available for withdrawal without penalty on each Quarterly Payment Date, with all realized interest and other investment earnings (net of losses and investment expenses) to remain a part of the Class A Liquidity Reserve Account as the property of the Borrower, subject to distribution pursuant to the terms of this Agreement. In the event that the Class A Liquidity Reserve Account Bank has not received written directions from the Borrower, the Collateral Agent shall direct the Class A Liquidity Reserve Account Bank to invest any cash amounts in the Class A Liquidity Reserve Account in Permitted Investments set forth in clause (g) of the definition thereof. The Collateral Agent shall not be liable for any loss incurred in connection with any investment in the Class A Liquidity

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Reserve Account, except for losses in respect of investments issued or guaranteed by the Collateral Agent.

(c)          If the Settlement Report delivered for any Quarterly Payment Date occurring after the expiration of the Capitalization Period indicates that the amount of available funds on deposit in the Collection Account, after the application of any funds from the Borrower Blocked Account pursuant to Section 3.03(a), is insufficient to pay in full the accrued and unpaid interest and fees due and payable as described in Sections 3.01(c)(i), (vii), (viii) and (ix) herein, in each case based upon the priority of payments set forth in Section 3.01(c), the Collateral Agent shall withdraw from the Class A Liquidity Reserve Account an amount equal to such insufficiency and transfer such amount to the Collection Account to be allocated in accordance with Section 3.01(c). Upon the occurrence of an Event of Default, funds and investments on deposit or held in the Class A Liquidity Reserve Account may, with the consent or at the written direction of the Control Party, be liquidated (in the case of investments) and allocated in accordance with Section 3.01(c). Upon the occurrence of the Class A Collection Date, the Collateral Agent, at the request of the Borrower and with the consent of the Required Lenders, may direct the Class A Liquidity Reserve Account Bank to liquidate all investments held in the Class A Liquidity Reserve Account and allocate all funds held therein to the Borrower Blocked Account.

ARTICLE IV

GRANT OF SECURITY INTEREST

SECTION 4.01. Grant. The Borrower hereby grants to the Collateral Agent, for the benefit and security of the Secured Parties, a security interest in and to, all of its right, title and interest, whether now existing or hereafter acquired or arising, in, to and under all of its assets (collectively, the “Collateral”) including, without limitation, the following:

(a)          all of the Borrower’s right, title and interest of every kind and nature in and to the Film Rights with respect to each of the Completed Films and each of the Motion Pictures, including all of the Borrower’s right, title and interest in and to the items described or referred to in clauses (i) through (ix) below associated with or relating to such Film Rights, tangible and intangible, in every stage of development, production or completion, whether now owned or in existence or hereafter made, acquired or created, contemplated or planned, in production, preproduction, post-production or otherwise and all products and proceeds thereof, wherever the same may be located:

(i)           Character Film Rights: All rights licensed to the Borrower under the MVL License Agreement;

(ii)	Underlying Properties: All rights with respect to the Literary Material;

(iii)         Film Materials: All positive and negative film or prints relating to such Completed Films and Motion Pictures, wherever located;

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(iv)         Physical Properties: All physical properties of such Completed Films and Motion Pictures, including all Preprint Materials, sets, props, wardrobes, tape materials, Records and trims and all copies thereof;

(v)          Copyrights: All common law and statutory domestic and foreign copyrights, including those listed on Annex I to the Short Form MVL Security Agreement as may be supplemented from time to time, applications for copyrights, registrations for copyrights and renewals and extensions of copyright relating to such Completed Films and Motion Pictures or to any Literary Material, the right to sue for past, present and future infringements of any of the foregoing and all rights derived pursuant to security agreements or mortgages of copyright with any Person with respect to such Motion Pictures;

(vi)         Contract Rights: All rights of Borrower in all agreements and understandings (whether or not evidenced in writing) with third Persons relating to such Motion Pictures and Completed Films and any rights derived therefrom or related thereto, including the Literary Materials Option and all rights derived under contract with writers, performers and others, and all rights derived pursuant to security agreements and mortgages of copyright with any Person with respect to such Motion Pictures and Completed Films subject in each case to the terms of any such agreements;

(vii)       Film Rights: The right to exercise or exploit all Film Rights with respect to each such Completed Film and Motion Picture;

(viii)      General Intangibles and Accounts: All rights in all license agreements, franchise agreements, Distribution Agreements, participation agreements and other agreements, contracts and understandings (whether or not evidenced in writing) with third Persons to the extent such agreements and understandings relate to any such Motion Picture or Completed Film or to any of the elements thereto, and any rights derived therefrom or related thereto, including general intangibles and accounts arising under such agreements, contracts and understandings, including the right to collect any money and general intangibles from third Persons exercising rights of distribution with respect to any such Motion Picture or Completed Film and any such money and general intangibles so collected; and

(ix)         Other Items: All rights in and to accounts, documents, instruments, chattel paper, letter-of-credit rights, letters of credit, investment property, goods (including inventory and equipment), money and general intangibles, to the extent they relate to any such Completed Film and any of the elements thereto, and the proceeds of the same;

(b)          all of the Borrower’s right, title and interest in and to the Master Agreement, together with (i) the Master Distributor Security Agreement, all Master Distributor Security Agreement Supplements thereto delivered by the Master Distributor from time to time, all UCC financing statements or other instruments similar in effect signed by the Master Distributor covering the “Collateral” as defined in and under the Master Distributor Security

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Agreement from time to time, and all other documents related thereto, (ii) all other Transaction Documents and Ancillary Documents to which it is a party or an express third-party beneficiary, and all Completion Bonds (the Master Agreement and the other instruments, documents and agreements referred to in clauses (i) and (ii) above being collectively the “Pledged Agreements” and individually a “Pledged Agreement”), including, with respect to those Pledged Agreements to which the Borrower is a party, (I) all rights of the Borrower to receive moneys and other property or assets due and to become due under or pursuant to the Pledged Agreements, (II) all claims of the Borrower for damages arising out of or for breach of or default under the Pledged Agreements, (III) all rights of the Borrower to receive moneys and other proceeds due and to become due pursuant to any indemnity, costs and expenses provision or guaranty under the Pledged Agreements, (IV) the right of the Borrower to terminate any or all of the Pledged Agreements, to perform thereunder and to compel performance and otherwise exercise all rights and remedies thereunder, and (V) all accounts and general intangibles relating to or arising in connection with or out of any Pledged Agreements;

(c)          all of the Borrower’s right, title and interest in and to all Securities Accounts and all other deposit accounts and all funds and investments, including Permitted Investments, from time to time credited thereto and all certificates and instruments, if any, from time to time representing or evidencing such instruments and all interest, earnings and proceeds in respect thereof;

(d)          all of the Borrower’s accounts, including all present and future accounts, (including contract rights, and all other forms of monetary obligations owing to the Borrower, and all credit insurance, guaranties, or security therefor), whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance;

(e)          any and all of the Borrower’s presently existing and hereafter acquired or created books and records, including all records, ledgers, computer programs, disc or tape files, printouts, runs, and other computer prepared information summarizing, or evidencing the Collateral;

(f)           any and all of the Borrower’s presently existing and hereafter acquired investment property, letter of credit rights, and supporting obligations;

(g)          all of the Borrower’s inventory and equipment, whether now owned or hereafter acquired or arising;

(h)          all general intangibles of the Borrower, whether now owned or hereafter acquired or arising, including all payment intangibles, rights, interests, choses in action, causes of actions, claims and all other intangible property of the Borrower of every kind and nature, in each instance whether now owned or hereafter acquired by the Borrower and however and whenever arising, including all limited liability company and other business records; all loans, royalties, and other obligations receivable; customer lists, credit files and correspondence; firm sale orders, other contracts and contract rights; all interests in partnerships and joint ventures; all tax refunds and tax refund claims; all right, title and interest under leases, subleases, licenses and

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concessions and other agreements relating to real or personal property; all payments due or made to the Borrower in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any property by any person or governmental authority; all payments due or made to the Borrower in connection with any choses in action, causes of action or other claims, all deposit accounts with any bank or other financial institution, including any deposits or other sums at any time credited by or due to the Borrower from any of the Lenders or any of their respective Affiliates with the same rights therein as if the deposits or other sums were credited by or due from such Lenders; all credits with and other claims against carriers and shippers; all rights to indemnification; all service marks and service mark applications; all trade secrets and inventions; all copyrights and copyright applications (including all computer software and related documentation); all rights and interests in and to trademarks, trademark registrations and applications therefor, trade names, limited liability company names, brand names, slogans, all goodwill associated with the foregoing; all license agreements and franchise agreements, all reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interest in trusts; all proceeds of insurance of which the Borrower is beneficiary; and all letters of credit, guaranties, liens, security interests and other security held by or granted to the Borrower; and all other intangible property, whether or not similar to the foregoing;

(i)           all of the Borrower’s chattel paper (including tangible chattel paper and intangible chattel paper), leases, all instruments and all payments thereunder and instruments and other property from time to time delivered in respect thereof or in exchange therefor, in each instance whether now owned or hereafter acquired by the Borrower;

(j)           any and all of the Borrower’s interest rate, commodity or currency exchange agreements or derivative agreements, including cap, collar, floor, forward or similar agreements or other rate, currency or price protection arrangements or hedging agreements;

(k)          all of the Borrower’s property or interests in property now owned or hereafter acquired by the Borrower which now may be owned or hereafter may come into the possession, custody or control of the Collateral Agent, the Administrative Agent, the Lenders or any agent or Affiliate of the Collateral Agent or the Lenders in any way and for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); and all rights and interests of the Borrower, now existing or hereafter arising and however and wherever arising, in respect of any and all (i) notes, drafts, letters of credit, instruments, supporting obligations, stocks, bonds, and debt and equity securities, whether or not certificated, investment property and warrants, options, puts and calls and other rights to acquire or otherwise relating to the same; (ii) money; (iii) proceeds of loans, including Advances made hereunder; and (iv) insurance proceeds and books and records relating to any of the property covered by this Article IV;

(l)           all other personal property of the Borrower whether now owned or existing or hereafter acquired or arising, or in which the Borrower may have an interest (to the extent of such interest) and wheresoever located, whether or not of a type which may be subjected to a security interest under the UCC; and

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(m)         all of the Borrower’s cash and non-cash proceeds, products and profits from any and all of the foregoing Collateral (including whatever is received upon the collection, sale, lease, license, exchange or other disposition of Collateral or proceeds thereof), and, to the extent not otherwise included, all payments under insurance with respect to such Collateral (whether or not the Collateral Agent is the loss payee or beneficiary thereof or an insured thereunder), or any indemnity, costs and expenses provision or guaranty, payable with respect to any of the foregoing Collateral.

Notwithstanding anything to the contrary set forth in Article IV, Collateral shall not include any of the Reserved Rights or MVL Granted Rights.

SECTION 4.02. Collateral Agent. Except to the extent otherwise provided in this Agreement, the Borrower hereby irrevocably constitutes and appoints the Collateral Agent the true and lawful attorney of the Borrower, with full power (in the name of the Borrower or otherwise), to exercise all rights of the Borrower with respect to the Collateral held for the benefit and security of the Collateral Agent in trust for the Secured Parties and to ask, require, demand, receive, settle, compromise, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of any of the Collateral held for the benefit and security of the Secured Parties, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any Proceedings as directed in writing by the Control Party. The Collateral Agent agrees that it shall not exercise any power or authority granted under this power of attorney unless an Event of Default has occurred and is continuing and shall only act at the written direction of the Control Party. The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect the Collateral Agent’s interest in the Collateral held for the purposes provided for herein and shall not impose any duty upon the Collateral Agent to exercise any power. This power of attorney shall be irrevocable as one coupled with an interest prior to the payment in full of all the Obligations.

SECTION 4.03. Secured Obligations; Security Agreement; Remedies Upon Default.

(a)          Subject to the payment priorities set forth in Section 3.01(c), this Agreement secures the payment of all Obligations of the Borrower now or hereafter existing under the Transaction Documents (including, without limitation, the Insurance Agreement) from time to time, whether for principal, interest, fees, costs, expenses, indemnities or otherwise. This Agreement shall constitute a security agreement under the laws of the State of New York applicable to agreements made and to be performed therein. Upon the delivery of a Completed Film to the Borrower pursuant to the Master Agreement, the Borrower shall deliver a duly executed supplement to the Short Form MVL Security Agreement identifying such Completed Film and the Borrower shall file such supplement with the U.S. Copyright Office. The Borrower hereby grants the Collateral Agent the power-of-attorney to file such supplements with the U.S. Copyright Office on the Borrower’s behalf upon the Borrower’s failure to so file after the Borrower has had a reasonable opportunity to do so. Upon the occurrence of any Event of Default, and in addition to any other rights available under this Agreement or any other instruments included in the Collateral held for the benefit and security of the Collateral Agent in

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trust for the Secured Parties or otherwise available at law or in equity, the Collateral Agent shall have all rights and remedies of a secured party on default under the laws of the State of New York and other applicable law, including the right to enforce the assignments and security interests contained herein and, in addition, shall have the right (subject to compliance with any mandatory requirements of applicable law, to any restrictions applicable to the Collateral as set forth in the terms thereof and to any applicable provisions of this Agreement), to sell or apply any rights and other interest assigned or pledged hereby in accordance with the terms hereof at public or private sale, or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)          All instruments and certificates representing or evidencing the Collateral, if any, shall be delivered to and held by or on behalf of the Collateral Agent on behalf of the Secured Parties pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank and undated, all in form and substance reasonably satisfactory to the Collateral Agent. If the Borrower shall acquire (by purchase or otherwise) any additional certificated securities (or certificates or instruments representing such securities) at any time or from time to time on or after the Closing Date, the Borrower will forthwith pledge and deposit such securities (or certificates or instruments representing such securities) as security with the Collateral Agent and deliver to the Collateral Agent, and the Collateral Agent shall accept under this Agreement, certificates or instruments therefor, duly endorsed in blank by the Borrower or such other instruments of transfer as are acceptable to the Collateral Agent, and promptly thereafter deliver to the Collateral Agent a certificate executed by the Borrower describing such securities and certifying that the same have been duly pledged and delivered to the Collateral Agent in accordance with applicable law.

SECTION 4.04. Borrower Liable. It is expressly agreed that, anything herein contained to the contrary notwithstanding, the Borrower shall remain liable under any instruments and agreements included in the Collateral to perform all the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, the exercise by the Collateral Agent of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral, and, except as otherwise expressly provided herein, the Collateral Agent shall not have any obligations or liabilities under such instruments and agreements by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any obligation of the Borrower under or pursuant to such instruments or to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by it, to present or file

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any claim or to take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

SECTION 4.05. Acknowledgment. The Collateral Agent acknowledges such grants, accepts the pledges hereunder in accordance with the provisions hereof and agrees to perform the duties provided herein. The Secured Parties hereby acknowledge that the right to exercise or exploit the Film Rights is subject to the terms of the Master Agreement, the MVL License Agreement, the Studio Distribution Agreement and any other Distribution Agreements in effect with respect to the exploitation of the Film Rights.

SECTION 4.06. No Agency Implied. Nothing herein shall be deemed to imply that the Borrower is acting in an agency or representative capacity for any Marvel Company, or that any Marvel Company is acting in an agency or representative capacity for the Borrower, in connection with this Agreement and the transactions contemplated hereby, except where otherwise expressly provided herein or in the other Transaction Documents. No Transaction Document, Completion Bond or Ancillary Document shall create any legal or contractual obligation or liability of a Marvel Company, except to the extent that such Marvel Company is a signatory to such Transaction Document, Completion Bond or Ancillary Document, and except to the extent explicitly provided in such Transaction Document, Completion Bond or Ancillary Document.

SECTION 4.07. Further Assurances.

(a)          The Borrower agrees that at any time and from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents consistent with the terms of this Agreement, and take all further action as may be required under applicable law or that the Collateral Agent or the Control Party may reasonably request, in order to perfect and protect any assignment and security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will, (i) execute and deliver to the Collateral Agent such financing or continuation statements or amendments thereto, and such other instruments or notices, as may be necessary or desirable under applicable law, or as the Control Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) deliver to the Collateral Agent promptly upon receipt thereof all instruments and certificates representing or evidencing any of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent.

(b)          The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Borrower where permitted by law; provided, however, that the Collateral Agent shall be under no duty to file any such financing or continuation statements or amendments. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing

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statement where permitted by law. The Collateral Agent shall provide copies of all such filings to the Borrower promptly after the filing thereof.

(c)          The Borrower will not, without the prior written consent of the Control Party (after having given the Collateral Agent not less than thirty (30) days’ prior written notice thereof and after having executed and filed or delivered to the Collateral Agent such further instruments and documents in connection therewith as may be required pursuant to this Section 4.07) change its jurisdiction of formation or name.

(d)          The Borrower shall notify the Collateral Agent in writing promptly after any change from the location specified in Section 12.02 hereof (or any subsequent location) of its principal place of business or chief executive office, or any change in the location of the Borrower’s books and records with respect to the Collateral.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01. Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement on the Closing Date is subject to the following conditions precedent being satisfied:

(a)          the Administrative Agent shall have received the documents listed in Schedule C attached hereto, each duly executed by the respective party or parties thereto, and otherwise in form and substance reasonably satisfactory to the Insurer and Administrative Agent, and in the number of copies necessary to provide each of the Lenders, the Insurer and the Administrative Agent with original counterparts of such documents;

(b)          all conditions precedent to the effectiveness of each of the agreements set forth in Schedule C, if any, shall have been satisfied or waived;

(c)          the Lenders, the Insurer, the Administrative Agent and the Collateral Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented and that are required to be paid (including reasonable fees, disbursements and other charges of counsel to the Lenders, the Insurer, the Administrative Agent and the Collateral Agent), on the Closing Date. All such amounts will be paid with the proceeds of the Advances made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date; and

(d)          no event which would constitute a Potential Event of Default, an Event of Default, an MEI Event of Default, an Insurer Default or an MSI Default Event shall have occurred and be continuing.

SECTION 5.02. Conditions Precedent to an Initial Funding. Each Initial Funding shall be subject to the conditions precedent or waiver thereof by the Control Party in its sole

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discretion, except with respect to the waiver of clauses (vi) and (vii) which, solely during the occurrence and continuation of an Insurer Replacement Event, shall require the consent of the Control Party and the Required Lenders, that on the date of such Initial Funding (a) the following statements shall be true (except that clauses (ii), (iii), (iv), (v), (vii), (viii), (ix), (xi), (xii), (xiii), (xvii), (xviii), (xix) and (xxi) below shall only apply to Initial Fundings which constitute Film-Related Advances):

(i)           The representations and warranties contained in this Agreement and the other Transaction Documents, are correct in all material respects on and as of such date, after giving effect to the application of the proceeds therefrom as though made on and as of such date, except to the extent that any such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been correct in all material respects on and as of such earlier date); provided, that, solely for purposes of this Section 5.02(i), “Transaction Documents” shall include Production Services Agreements, Distribution Agreements, Access Letters and Laboratory Pledgeholder Agreements, only to the extent such agreements or letters were entered into in connection with the applicable Motion Picture;

(ii)          The amount of the Initial Funding is consistent with the initial draw contemplated by the Cash Flow Schedule for such Motion Picture;

(iii)        The Master Distributor shall have obtained production insurance for the applicable Motion Picture which satisfies the requirements of Section 7(a)(vii) of the Master Agreement;

(iv)         The Master Distributor shall have satisfied its obligations under Section 3(c)(ii) and, if applicable, (iv) of the Master Agreement with respect to the Reserved Foreign Distribution Rights for the Motion Picture for which such Initial Funding is being made;

(v)          The related Production Services Company shall have entered into Co-Financing Loan Agreements for the Motion Picture for which such Initial Funding is being made, to the extent not otherwise accomplished pursuant to clause (iv) above;

(vi)         No Event of Default, Potential Event of Default, MSI Default Event or MEI Event of Default has occurred and be continuing on such date and after giving effect to such Initial Funding and the application of the proceeds of such Initial Funding as though made on and as of such date;

(vii)       Commencing with the fifth (5th) Initial Funding which is a Film-Related Advance and for each subsequent Initial Funding, the Borrower is in compliance with the Interim Asset Test using the data up to and including the data for the most recent Seasoned Film at such time;

(viii)      No event shall have occurred and be continuing under Sections 19(A)(1), (2), (9) or (10) of the Paramount Agreement (or the equivalent provisions under any other

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Studio Distribution Agreement) which would allow MPROD to terminate the Paramount Agreement (or such other Studio Distribution Agreement) and such defaulting Studio Distributor is to be the distributor of the Motion Picture for which the Initial Funding is requested;

(ix)         The Administrative Agent and the Control Party shall have received a certificate of the Master Distributor certifying that it reasonably expects that the Motion Picture for which such Initial Funding is being made will be a Completed Film and will be distributed under the Paramount Agreement (or any replacement Studio Distribution Agreement with respect to such Motion Picture);

(x)          All reports required to be delivered hereunder and under the other Transaction Documents have been delivered in a manner and form in compliance in all material respects with the respective requirements for such reports;

(xi)         A copy of the Budget and the Cash Flow Schedule for such related Motion Picture shall have been delivered to the Collateral Agent, the Administrative Agent and the Insurer;

(xii)       A Laboratory Pledgeholder Agreement pursuant to the Master Agreement has been executed for such related Motion Picture;

(xiii)      A Production Services Agreement has been executed with a Production Company established for such related Motion Picture which Production Company is in good standing under the laws of its jurisdiction of organization;

(xiv)      Each of MRI and MCI shall be duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(xv)        Each of this Agreement, the Master Agreement, the Master Distributor Security Agreement, the MVL License Agreement, the Paramount Agreement (or a replacement Studio Distribution Agreement with respect to such Motion Picture) and the account control agreements, if applicable, remains in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto and is enforceable against such parties in accordance with the terms thereof;

(xvi)      Solely with respect to the Initial Funding on the Closing Date and the first three (3) Initial Fundings which are Film-Related Advances, Avi Arad, or such other Person approved by the Control Party, such approval not be to unreasonably withheld, is the most senior creative officer of Marvel Studios or, in the case of Film-Related Advances, a producer of the Motion Picture to be funded with such Film-Related Advance;

(xvii)     Commencing with the fifth (5th) Initial Funding which is a Film-Related Advance and for each subsequent Initial Funding, the Borrower is in compliance with the Cumulative Pre-Sales Test;

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(xviii)    The sum of (a) the excess of the aggregate Class A Lender Commitments over the aggregate outstanding Class A Advances, plus (b) the excess of the balance on deposit in the Borrower Blocked Account over the Minimum Interest Reserve, exceeds the sum of (x) the aggregate unfunded Direct Negative Cost for all Motion Pictures in production, plus (y) the Direct Negative Cost for the Motion Picture related to the proposed Initial Funding plus (z) solely during the Capitalization Period, $25,000,000;

(xix)      A valid and enforceable Completion Bond for the applicable Motion Picture satisfying the requirements of Section 7(a)(viii) of the Master Agreement is in effect and a copy thereof shall have been delivered to the Collateral Agent and the Administrative Agent, and all conditions precedent under the Completion Bond (excluding the payment of the “Guaranty Fee” described therein) shall have been satisfied or waived; and

(xx)	No Acceleration Event shall have occurred and be continuing;

(xxi)      For any Initial Funding which is a Film-Related Advance, if the aggregate outstanding Class A Advances exceed $375,000,000 without giving effect to such Initial Funding, the Asset Coverage Ratio equals or exceeds 1.15 to 1.00 as of the date through which data is reported in the most recent Settlement Report;

and (b) the Control Party shall have received evidence of the satisfaction of the foregoing conditions as the Control Party may reasonably and timely request prior to the Borrowing Date.

By delivering a Borrowing Notice for an Initial Funding pursuant to Section 2.02, the Borrower shall be deemed to have certified that all conditions precedent to such Initial Funding have been met.

SECTION 5.03. Conditions Precedent to each Film-Related Advance. The obligation of each Lender to make Film-Related Advances on the occasion of each Borrowing from time to time hereunder on any date shall be subject to the conditions precedent that on the date of such Film-Related Advance (a) the following statements shall be true:

(i)           After giving effect to such Film-Related Advance, the sum of (1) the aggregate amount of Film-Related Advances with respect to the applicable Motion Picture and (2) the aggregate amount withdrawn from the Borrower Blocked Account to fund the Direct Negative Costs with respect to such Motion Picture, does not exceed an amount equal to (a) the Budget for such Motion Picture minus (b) the sum of (w) the aggregate amount of the commitments under all Co-Financing Loan Agreements with respect to such Motion Picture, (x) the aggregate amount of all Co-Financing Commitments with respect to such Motion Picture other than those with respect to which a Co-Financing Loan Agreement has been provided, (y) the aggregate amount of all commitments to purchase the Reserved Foreign Distribution Rights with respect to such Motion Picture to the extent not described in clauses (w) or (x), and (z) the aggregate amount of all commitments to purchase Reserved Free TV Rights with respect to such

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Motion Picture to the extent such purchase agreement was entered into and such amounts are received prior to the Initial Funding of such Motion Picture; and

(ii)          A valid and enforceable Completion Bond for the applicable Motion Picture is in effect and a copy thereof shall have been delivered to the Collateral Agent and the Administrative Agent.

By delivering a Borrowing Notice for a Film-Related Advance pursuant to Section 2.02, the Borrower shall be deemed to have certified that all conditions precedent to such Advance have been met.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of the Borrower. The Borrower hereby, on and as of the date hereof and on and as of the date of each Initial Funding, respectively, represents and warrants as follows:

(a)          The Borrower (i) is a duly organized limited liability company and is validly existing and in good standing under the laws of Delaware and (ii) has all requisite limited liability company power and authority to enter into the Transaction Documents, Ancillary Documents and Completion Bonds, in each case, to which it is a party, to perform its Obligations thereunder, to own or lease and operate its properties and to carry on its business as contemplated hereby and thereby.

(b)          The execution, delivery and performance by the Borrower of its Obligations under this Agreement, the other Transaction Documents, the Ancillary Documents and Completion Bonds, in each case, to which it is a party, and the transactions contemplated hereby and thereby, are within the Borrower’s powers, have been duly authorized by all necessary limited liability company action, and do not (i) contravene the Borrower’s Constitutive Documents, (ii) violate any applicable Law or any applicable writ, injunction, determination or award to which the Borrower is a party except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease or other financing instrument to which the Borrower is a party other than where such conflict or breach has been waived, (iv) conflict with or result in the breach of, or constitute a default under, any contract or agreement affecting the Borrower or any of its properties (other than those described in clause (iii) above), except where such conflict, breach or default will not impair the Film Rights, or (v) result in or require the creation or imposition of any Adverse Claim upon or with respect to any of its properties other than Permitted Liens. The Borrower is not in violation of any Law, writ, injunction, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument that could reasonably be expected to have a Material Adverse Effect.

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(c)          All material authorizations or approvals of and other actions by, and all notices to and filings with, any governmental authority or regulatory body or any other third Person that are required to be obtained, taken, given or made by the Borrower under any applicable Law or any applicable writ, injunction, determination, award, contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument of the type referred to in Section 6.01(b) above for (i) the due execution and delivery by the Borrower of, and the performance by the Borrower of its Obligations under, each of the Transaction Documents, Ancillary Documents and Completion Bonds, in each case, to which it is a party, or for its grant of the security interest hereunder, or for the consummation of the other transactions contemplated hereby and (ii) for the exercise by the Administrative Agent, the Collateral Agent or any other Indemnified Party of its rights hereunder, have been duly obtained, taken, given or made and are in full force and effect.

(d)          This Agreement has been, and each other Transaction Document, Ancillary Document and Completion Bond, in each case, to which it is or will be a party, has been, or when delivered will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Transaction Document, Ancillary Document and Completion Bond, in each case, to which it is or will be a party, constitutes, or when delivered will constitute, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)          There is no pending or, to the knowledge of the Borrower, threatened (and there has not been any) action, suit, investigation, litigation or proceeding against the Borrower before any court, arbitrator, or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which is reasonably likely to have a Material Adverse Effect on the Film Rights.

(f)           Neither the making of any Advance nor the use of the proceeds thereof in accordance with this Agreement will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(g)          The Borrower is not an “investment company”, or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(h)          The Borrower has complied in all material respects with ERISA and has not incurred and does not expect to incur any liabilities to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

(i)           The Borrower has not engaged in any activity other than that contemplated by the Transaction Documents (which shall include those activities taken in furtherance of the

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production and distribution of Motion Pictures) or entered into any commitment or incurred any Indebtedness other than pursuant to or as contemplated by the Transaction Documents.

(j)           All federal, state and other Tax returns required to be filed by the Borrower have been filed and all such returns are true, complete and correct in all material respects. All Taxes that are due or claimed to be due from the Borrower have been paid other than those currently payable without penalty or interest or those with respect to which the amount or validity thereof is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower.

(k)          There are no judgments outstanding against the Borrower. The Borrower has no material contingent or actual obligations not related to the transactions contemplated by the Transaction Documents (which shall include those obligations taken in furtherance of the production and distribution of Motion Pictures).

(l)	The Borrower has no Subsidiaries.

(m)         All information and other data and any financial statements furnished by the Borrower to the Agents, the Insurer, the Lenders and the Master Distributor regarding the Borrower in connection with this Agreement or the production of Settlement Reports are accurate and correct in all material respects.

(n)          This Agreement creates a valid, continuing and, upon the making of the filings contemplated in clause (p) below, perfected, security interest (as defined in the applicable UCC) in the Collateral in favor of the Secured Parties, which security interest is prior to all other Liens, other than Permitted Liens, and is enforceable as such as against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(o)          The Borrower owns and has good and marketable title to the Collateral free and clear of any Adverse Claims of any Person other than Permitted Liens.

(p)          The Borrower has caused or will have caused, within ten (10) days of the Closing Date, (a) with respect to registered Copyrights, the filing for recording of the security interest with the U.S. Copyright Office and (b) with respect to all other forms of Collateral, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions (excluding foreign jurisdictions) under applicable law, in each case, in order to perfect the security interest in such Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder.

(q)          Other than the security interest granted to the Secured Parties pursuant to this Agreement and any Permitted Liens, and as contemplated by the Transaction Documents, the Ancillary Documents, interparty agreements in connection with Co-Financing Amounts and

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the Completion Bonds, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and there are no filed financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Secured Parties hereunder, to Permitted Liens or that has been terminated. There are no judgment or tax lien filings against the Borrower.

(r)           With respect to the Collateral that constitutes securities, Permitted Investments and other assets credited to the Securities Accounts (the “Securities Entitlements”), the securities intermediary has agreed to treat such Securities Entitlements credited to the Securities Accounts as “financial assets” within the meaning of the applicable UCC.

(s)          The Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Collateral Agent as the person having the securities entitlement against the securities intermediary in each of the Securities Accounts.

(t)           The Securities Accounts are not in the name of any person other than the Borrower or the Collateral Agent, for the benefit of the Secured Parties. The Borrower has not consented to the securities intermediary of any Securities Account to comply with entitlement orders of any Person other than the Collateral Agent.

(u)          The transaction contemplated by this Agreement and the other Transaction Documents does not constitute a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(v)          The Borrower has complied in all material respects with all applicable anti money laundering laws and regulations, including without limitation the USA Patriot Act of 2001.

(w)         The Borrower is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.

ARTICLE VII

COVENANTS OF THE BORROWER

SECTION 7.01. Affirmative Covenants. Until the Debt Collection Date, the Borrower will, at all times, unless consented to in writing by the Control Party:

(a)          Compliance with Laws, Etc. Comply with all applicable Laws (including, ERISA and the Racketeer Influenced and Corrupt Organizations chapter of the Organized Crime Control Act of 1970), except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b)          Payment of Taxes, Etc. Pay and discharge or otherwise satisfy, before the same shall become delinquent or subjected to penalty, all Taxes imposed upon it or its property which are due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, if any, and reserves in conformity with GAAP with respect thereto have been provided on the books and records of the Borrower or any consolidated group to which the Borrower is a party until any Lien resulting therefrom attaches to its property and becomes enforceable against other creditors, or the failure to pay and discharge or otherwise satisfy such Taxes could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Preservation of Existence, Etc. (i) Preserve and maintain its limited liability company existence, and (ii) qualify and remain qualified in good standing as a foreign limited liability company under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (iii) take all reasonable action to maintain all rights, privileges, permits, approvals, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.03 and except, in the case of clause (ii) above, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)	Audits.

(i)           During regular business hours, upon reasonable advance notice and at reasonable times so as not to interfere with the business operations of the Borrower, permit the Insurer and the Collateral Agent (at the written direction of the Required Lenders), or their respective agents, representatives or accountants, at the expense of the Borrower (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Borrower relating to the Transaction Documents, Ancillary Documents, Completion Bonds or any Collateral, and (B) to visit the offices and properties of the Borrower for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Transaction Documents, Ancillary Documents, Completion Bonds or the Collateral and the Borrower’s performance hereunder with any of the executive officers of the Borrower or its Authorized Officer having knowledge of such matters or their accountants; provided, that so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Insurer and Collateral Agent shall be limited to one (1) such audit per year.

(ii)          During regular business hours, upon reasonable advance notice and at reasonable times so as not to interfere with the business operations of the Borrower, permit the Insurer and the Collateral Agent (at the written direction of the Required Lenders), or their respective agents, representatives or accountants, at the expense of the Borrower to perform an accounting review based on a scope determined by the Insurer in its reasonable discretion (which review may include Settlement Reports, other reports of the Borrower, Master Distributor or Production Company, Studio Distributor Reports, if any, the Collateral and information reasonably related thereto, disbursement of funds by

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the Borrower or Master Distributor as well as other information related to compliance with the Transaction Documents), and discuss matters relating thereto with any of the executive officers of the Borrower or its Authorized Officer having knowledge of such matters or their accountants, the Borrower to be notified of the scope of such review reasonably in advance of such proposed review; provided, that so long as no Event of Default or Potential Event of Default has occurred and is continuing, the Insurer and Collateral Agent shall be limited to one (1) such review per calendar quarter;

provided, that with respect to clauses (i) and (ii) above, to the extent that it is reasonably possible to do so, any such visitations, inspections and discussions shall be conducted at the same time, and in the same location, as audits of other Marvel Companies in order to minimize interference with the business operations of the Marvel Companies.

(e)          Cooperation. The Borrower and the Control Party shall cooperate with each other in determining the scope of any audits of the Studio Distributor performed by MPROD pursuant to Section 7(a)(iv)(B) of the Master Agreement.

(f)           Keeping of Books. Implement and maintain administrative and operating procedures, and keep and maintain at such place or places as may from time to time be customary pursuant to its ordinary business practices, all documents, books, records and other information, reasonably necessary in connection with the activities of the Borrower contemplated by the Transaction Documents.

(g)          Performance of Documents. (i) Timely (A) perform, observe and comply in all material respects with all of the provisions, covenants and other terms required to be performed or observed by it under each Transaction Document, Ancillary Document and Completion Bond, in each case, to which it is a party in accordance with its terms, (B) take all such action to enforce its rights and remedies under each Transaction Document, Ancillary Document and Completion Bond, in each case, to which it is a party as may be from time to time reasonably requested by the Control Party, and (C) make to each other party to each such Transaction Document, Ancillary Document and Completion Bond, in each case, to which it is a party, such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder which may be from time to time reasonably requested by the Control Party, and (ii) if, notwithstanding the provisions of Section 3(f) of the Master Agreement, the Borrower shall at any time prior to the Debt Collection Date receive from the Master Distributor or the Development Company or from any other Person on their behalf, any amount payable to the Borrower pursuant to the Master Agreement, within two (2) Business Days following its receipt thereof deposit such amount to the Collection Account and provide notice thereof to the Collateral Agent.

(h)          Nature of Business and Permitted Transactions. Engage solely in the business contemplated by the Master Agreement (which shall include those activities taken in furtherance of the production and distribution of Motion Pictures) and take actions, and engage in other transactions, expressly required, permitted or contemplated by the Transaction

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Documents, Ancillary Documents and Completion Bonds or necessary or advisable in connection therewith.

(i)           Separateness. Take (or refrain from taking, as the case may be) such actions, except as contemplated by the Transaction Documents and Completion Bonds, as shall be required in order that:

(i) the Borrower not commingle any of its money or other assets with any money or assets of any other Person;

(ii) the Borrower maintain correct and complete limited liability company records and books of account and minutes of the meetings and the other proceedings of the Borrower and its directors;

(iii) the Borrower have its own principal executive and administrative office through which its business is conducted (which, however, may be within the premises of and leased from any Marvel Company) as reasonably determined by the Borrower based on its operations, and which will be conspicuously identified as the office of the Borrower so that it can be easily located by outsiders;

(iv) the Borrower allocate in a reasonably proportionate manner any overhead for shared office space with an Affiliate, including payment for shared office space and the services performed by any employee of an Affiliate;

(v) the Borrower maintain books and records separate from any other Person, provided that the foregoing limitation shall not be interpreted as preventing the Borrower from keeping such books and records in the same office, file cabinets or hard drives as the books and records of any other Affiliate of the Borrower, including any member of the Borrower;

(vi) the Borrower conduct its own business and affairs in its own name, act solely in its own name and through its own authorized officers and agents. No Affiliates of the Borrower will be appointed as agents of the Borrower, provided that the foregoing limitation shall not be interpreted as preventing any officer or employee of any Affiliate of the Borrower, including any member of the Borrower, from serving as an officer or providing other services to the Borrower, so long as such services are provided on an “arms-length” basis;

(vii) the Borrower maintain separate financial statements that comply with generally accepted accounting principles, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on any financial statement of any other Person; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate

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the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (b) such assets shall also be listed on the Borrower’s own separate balance sheet;

(viii) the Borrower pay its own liabilities only out of its own funds and not pay the liabilities of any other Person out of its funds other than for value, providing that the foregoing limitation shall not be interpreted as preventing the Borrower from entering into cost-sharing arrangements with (a) Affiliates of the Borrower, including any member of the Borrower, which allocate such costs in a reasonably proportionate manner, or (b) with respect to income taxes, in a manner that is consistent with the Borrower’s status as a “single-member entity” as defined in Treasury Regulation §301-7701-3(b)(1)(ii);

(ix) other than capital contributions and distributions, the Borrower not enter into any transaction with any of its Affiliates, including any member of the Borrower, except on commercially reasonable terms similar to those of an “arm’s length” transaction other than as contemplated by the Transaction Documents;

(x) the Borrower causes its board of directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and observe all other Delaware limited liability company formalities required under the Delaware Limited Liability Company Act;

(xi) the Borrower not guarantee or become obligated for the debts of any other Person, including any Affiliate, or hold out its credit or assets as being available to satisfy the obligations of others and not allow any Affiliate to guarantee or become obligated for the debts of the Borrower, other than as contemplated by the Transaction Documents (which may include obligations incurred by the Borrower in the furtherance of the production and distribution of Motion Pictures), providing that the foregoing limitation shall not be interpreted as preventing the Borrower from entering into cost-sharing arrangements with (a) Affiliates of the Borrower, including any member of the Borrower, which allocate such costs in a reasonably proportionate manner, or (b) with respect to income taxes, in a manner that is consistent with the Borrower’s status as a “single-member entity” as defined in Treasury Regulation §301-7701-3(b)(1)(ii);

(xii) the Borrower use stationery, invoices, checks and telephone numbers through which all business correspondence and communications are conducted separate from that of any other Person as reasonably determined by the Borrower;

(xiii) the Borrower not pledge its assets for the benefit of any Person or other entity except as contemplated by the Transaction Documents to which it is a party;

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(xiv) the Borrower at all times hold itself out to the public as a legal entity separate from any member of the Borrower and any other Person;

(xv) the Borrower not engage, directly or indirectly, in any business or purposes other than the actions contemplated by the Transaction Documents (which shall include those activities taken in furtherance of the production and distribution of Motion Pictures) to which it is a party;

(xvi) the Borrower not engage in any merger, consolidation or combination transaction with any Person;

(xvii) the Borrower maintain its bank accounts in its own name except as contemplated by the Transaction Documents;

(xviii) in the event that the Borrower is included within a consolidated tax return of its parent or any other Affiliate, the existence of the Borrower and the ownership of the assets of the Borrower shall be disclosed in a footnote or otherwise noted therein;

(xix) the Borrower not acquire the obligations or securities of any Affiliate;

(xx) the Borrower maintain adequate capital in light of its contemplated business purpose, transaction and liabilities in its reasonable judgment; provided, however, the foregoing shall not require the members of the Borrower or any of its Affiliates to take any action to assure such maintenance, whether by providing capital or facilitating the obtaining of capital;

(xxi) the Borrower correct any known misunderstanding regarding its separate identity and not identify itself as a division of any other Person;

(xxii) the Borrower cause its managers, members, agents and other representatives to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in accordance with the Constitutive Documents of the Borrower;

(xxiii) the Borrower declare dividends only with approval by a majority of its board of directors, including each director who is an Independent Director (as defined in its charter);

(xxiv) the Borrower make decisions with respect to the business and daily operations of the Borrower independently in its reasonable judgment, and not, in its reasonable judgment, allow such decisions to be dictated by any Affiliate of the Borrower;

(xxv)   the Borrower not identify itself as being a division of any other Person and not permit any Person to identify the Borrower as being a division of such Person,

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provided that the foregoing limitation shall not limit the Borrower’s ability to identify itself as a limited liability company and disregarded entity for tax purposes; and

(xxvi)   the Borrower not be bound by the business decisions of the members of the Borrower or its board of directors unless such business decisions have been approved in accordance with the governance procedures set forth in the Constitutive Documents of the Borrower.

(j)           (1) cause production to begin with respect to the initial Motion Picture produced in accordance with the Master Agreement on or before June 30, 2008, and (2) use its best efforts to cause the Release Date with respect to the initial Motion Picture produced in accordance with the Master Agreement to occur on or before December 31, 2008.

SECTION 7.02. Reporting Requirements. Until the Debt Collection Date, the Borrower will, unless consented to in writing by the Control Party, furnish to the Collateral Agent, the Lenders and the Insurer:

(a)          as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year and statements of income and cash flows of the Borrower for such fiscal year, in each case in reasonable detail and duly certified by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP;

(b)          to the extent such information is not publicly available, as soon as is available, and in any event within ninety (90) days after the end of each fiscal year of MEI, a consolidated balance sheet of MEI and its consolidated Subsidiaries as of the end of such fiscal year and a statement of income, statement of cashflows and retained earnings of MEI for such fiscal year, all reported in accordance with GAAP by an independent public accountant of nationally recognized standing;

(c)          as soon as possible and in any event within three (3) Business Days after any Authorized Officer of the Borrower has actual knowledge of the occurrence of any Potential Event of Default or Event of Default that is continuing on the date of such statement, a statement of an Authorized Officer of the Borrower setting forth in reasonable detail the facts and circumstances surrounding such Potential Event of Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto;

(d)          promptly and in any event within five (5) Business Days after an Authorized Officer of the Borrower has actual knowledge of the commencement thereof, notice of all actions, suits, litigation, proceedings and third party investigations before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign against the Borrower, or (i) that challenge the transactions contemplated by any Transaction Document or Completion Bond (including any Advance or any grant of a security interest hereunder, the use of the proceeds of any Advance hereunder, or the performance by the Development Company or the Master Distributor of any of its obligations

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under any Transaction Document), or (ii) any material claim with respect to any Completed Film;

(e)          no later than five (5) Business Days prior to each Quarterly Payment Date (a “Reporting Date”), the Borrower shall deliver to the Master Distributor all information in the possession of the Borrower that is reasonably necessary for the Master Distributor to prepare and deliver each Settlement Report required pursuant to the Master Agreement; and

(f)           such other information respecting any Transaction Documents, Ancillary Documents or Completion Bonds, or Collateral in the possession or under the control of the Borrower, as the Control Party may from time to time reasonably request in order to confirm that the Borrower is in compliance with the terms and provisions of the Transaction Documents and Completion Bonds to which it is a party.

SECTION 7.03. Negative Covenants. Until the Debt Collection Date, the Borrower will not at any time, without the written consent of the Control Party:

(a)          Sales, Adverse Claims, Etc. Other than as created under, or contemplated or permitted by, any of the Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise transfer, or grant any option with respect to, or create, incur, assume or suffer to exist any Adverse Claim (other than Permitted Liens) upon or with respect to, any of its properties or assets of any character (including the Collateral) whether now owned or hereafter acquired, or assign any right to receive any income in respect thereof, or sign or file under the Laws of any jurisdiction, a financing statement or other similar document covering any of the foregoing that names the Borrower as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or other similar document covering any of the foregoing.

(b)          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness contemplated by any Transaction Document or Completion Bond, (ii) unsecured trade debt incurred in the ordinary course of its business under any Transaction Document or Ancillary Document, (iii) unsecured Indebtedness incurred in connection with the performance of or relating to the administrative duties of the Borrower permitted under this Agreement, and (iv) Indebtedness secured by Permitted Liens.

(c)          Mergers, Etc. Enter into any transaction of consolidation or merger with or into any other Person, or wind up, liquidate or dissolve its affairs.

(d)          Acquisitions, Etc. Enter into any partnership, joint venture or sale-leaseback transaction other than as part of a Co-Financing Transaction, or purchase or otherwise acquire (in one or a series of related transactions) any portion of the property or assets of any Person, except as contemplated (which shall include those activities taken in furtherance of the production and distribution of Motion Pictures) by the Transaction Documents.

(e)          Investments in Other Persons. Make or hold any Investment in any Person except as contemplated by the Transaction Documents.

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(f)           Accounting Changes. Make or permit any change in accounting policies or reporting practices unless made by and applied to MEI and its consolidated Subsidiaries.

(g)          Negative Pledge. Enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Adverse Claim upon any of its property or assets, other than pursuant to Permitted Liens or as contemplated by any Transaction Document or Completion Bond or any other agreement in favor of the Collateral Agent for the benefit of the Secured Parties.

(h)	Subsidiaries. Establish, create, acquire or permit to exist any Subsidiary.

(i)           Affiliate Transactions. Enter into any transaction or series of related transactions, with any of its Affiliates other than the Transaction Documents, Ancillary Documents and Completion Bonds to which it is a party and other than (i) any transaction or series of transactions expressly required under or contained in the Transaction Documents to which it is a party or (ii) any other transaction or series of transactions permitted or contemplated (which shall include those activities taken in furtherance of the production and distribution of Motion Pictures) by the Transaction Documents to the extent such transactions are on terms and conditions not substantially less favorable to the Borrower than would be obtainable by the Borrower at such time in a comparable arm’s-length transaction with a Person other than an Affiliate.

(j)	Constitutive Documents. Amend its Constitutive Documents.

(k)          Distributions. Make any distributions other than those distributions permitted in or by the Transaction Documents and Permitted Distributions or issue any additional equity or redeem any equity or make any indemnity payments to its equity holders in their capacities as equity holders.

(l)	Tax Status. Elect to be treated as a corporation for tax purposes.

(m)         Cancellation or Termination of Transaction Documents. Except as expressly provided by the terms hereof or the terms of the other Transaction Documents, Completion Bonds or the Assignment Agreement, cancel or terminate any Transaction Document to which it is a party or any Completion Bond or consent to or accept any cancellation or termination thereof or of the Assignment Agreement, or waive any default under or breach of any material term or condition of any Transaction Document to which it is a party or any Completion Bond or the Assignment Agreement without the prior written consent of the Control Party, or at the direction of the Control Party as provided herein and in the Insurance Agreement.

(n)          Amendment of Transaction Documents. Amend, modify or waive any of the terms of a Studio Distribution Agreement set forth in the definition of Approvable Distribution Term Change or fail to comply with the terms of Section 4 of that certain MEI Covenant Letter dated as of August 31, 2005 executed by MEI for the benefit of the Secured Parties.

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ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)          Any representation or warranty made by the Borrower under any Transaction Document or Completion Bond, in each case, to which it is party shall prove to have been incorrect in any material respect when made; or

(b)          The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Sections 7.02(a), 7.02(b), 7.02(c), 7.02(d), 7.03(b), and 7.03(c), or (ii) any other term, covenant or agreement (other than payment Obligations and those set forth in Section 7.01(j)) contained in any Transaction Document or Completion Bond, in each case, to which it is party, on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or the Insurer; or

(c)	A Bankruptcy Event shall occur with respect to the Borrower; or

(d)          Any judgment or order for the payment of money in excess of $500,000 (provided that, if such judgment or order is fully or partially covered or paid by insurance, only such portion of such judgment or order that is not paid by or covered by insurance shall count towards the $500,000 threshold) shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, except, in the case of both of clauses (i) and (ii), during such period as such enforcement of such judgment or order shall have been stayed; or

(e)          Any non-monetary judgment or order shall be rendered against the Borrower that is reasonably likely to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)            (i) The MVL License Agreement, after delivery thereof, shall for any reason fail or cease to create a valid license in any material portion of the “Rights” (as defined therein) purported to be licensed thereby and such failure shall remain unremedied for ten (10) Business Days or (ii) this Agreement shall for any reason fail or cease to create a valid and perfected security interest in any material portion of the Collateral purported to be covered hereby and such failure shall remain unremedied for ten (10) days, except to the extent caused by the failure of the Collateral Agent to retain possession of any Collateral delivered to it by the Borrower; or

(g)	Any Advance shall remain outstanding after the Maturity Date; or

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(h)	Any draw is made upon the Insurance Policy; or
(i)	A Bankruptcy Event shall occur with respect to MEI or Marvel Studios; or

(j)           (1) Prior to the date through which data is reported in the Initial 8-Week Settlement Report with respect to the fourth Completed Film, the occurrence of an event described in clause (i) or (ii) of the definition of MEI Event of Default and such event remains neither cured nor waived pursuant to a waiver (which waiver is not subject to termination by the party granting such waiver as a result of the passage of time) for a period of (x) three (3) consecutive months with respect to an event described in clause (i) of the definition of MEI Event of Default, or (y) six (6) consecutive months with respect to an event described in clause (ii) of the definition of MEI Event of Default, or (2) on or after the date through which data is reported in the Initial 8-Week Settlement Report with respect to the fourth Completed Film, the existence of both an MEI Event of Default and a breach of the Interim Asset Test, subject to applicable cure periods with respect to the Interim Asset Test; or

(k)          (1) MEI shall cease to have control of Marvel Studios and ownership, directly or indirectly, of at least 51% of the issued and outstanding Stock of Marvel Studios, (2) MEI shall cease to directly or indirectly hold 100% of the Voting Stock of the Borrower, (3) MPROD shall cease to be a wholly owned Subsidiary of Marvel Studios or (4) any Production Company shall cease to be a wholly owned Subsidiary of MPROD; or

(l)           After the expiration of the Capitalization Period, the Borrower fails to make any payment of interest with respect to the Class A Advances when due to be made under this Agreement within one (1) Business Day after such payment becomes due in accordance with the terms hereof; or

(m)         At any time after four (4) Completed Films have become Seasoned Films, the Asset Coverage Ratio fails to equal or exceed 1.05 to 1.00 as of the date through which data is reported in each Settlement Report and such failure remains uncured for thirty (30) days; provided, that, if the Asset Coverage Ratio is less than 1.05 to 1.00 but equals or exceeds 1.00 to 1.00, and the Release Date for a Motion Picture is scheduled to occur within six (6) months of such date of determination, an Event of Default shall not occur unless such Motion Picture fails to be released within that six month period or the failure shall remain uncured upon that Motion Picture becoming a Seasoned Film; provided, further, that upon such a failure of the Asset Coverage Ratio to equal or exceed 1.05 to 1.00 and there is no Release Date for a Motion Picture scheduled to occur within six (6) months of such date of determination, if, with respect to the most recent Seasoned Film, an increase of 33% of the projected DVD sales (on a sold-through basis) used to calculate the First Cycle Vale of such Seasoned Film would cause the Asset Coverage Ratio to equal or exceed 1.05 to 1.00, then such failure shall not be considered an Event of Default unless such failure is continuing as of the date which is the earlier of (i) 2 weeks after the domestic DVD release for such Seasoned Film and (ii) 26 weeks after the Release Date for such Seasoned Film, calculated pursuant to the monthly report of the Studio Distributor immediately following such earlier date; or

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(n)          (i) if the Release Date for the Motion Picture related to the first Initial Funding which is a Film-Related Advance occurs in 2007, more than eighteen (18) months has elapsed after an Initial Funding that is a Film-Related Advance before the occurrence of a subsequent Initial Funding that is a Film-Related Advance, (ii) if the Borrower breaches the covenant set forth in Section 7.01(j), (iii) if the Release Date for the Motion Picture related to the first Initial Funding which is a Film-Related Advance occurs in 2008, more than twelve (12) months has elapsed after an Initial Funding that is a Film-Related Advance before the occurrence of a subsequent Initial Funding that is a Film-Related Advance, or (iv) if the Release Date for the Motion Picture related to the first Initial Funding which is a Film-Related Advance occurs in 2009, the subsequent three Initial Fundings which are Film-Related Advances do not occur within twenty-four (24) months of the Release Date for the Motion Picture related to the first Initial Funding which is a Film-Related Advance, in each case, other than due to an event of Force Majeure;

then, and in any such event, the Administrative Agent shall at the request of the Control Party, or may with the consent of the Control Party, upon notice to the Collateral Agent and each Lender and by notice to the Borrower, terminate all Commitments (subject to the last sentence of this Section 8.01, the “Early Termination Date”) and declare all then outstanding Advances, all interest thereon and all other amounts payable under this Agreement and the other Transaction Documents to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event that an Event of Default described in subsection (c) of this Section 8.01 shall occur, all then outstanding Advances, all interest thereon and all other amounts payable under this Agreement and the other Transaction Documents shall automatically become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, further, that, with respect to the events described in subsection (n) of this Section 8.01, if the Asset Coverage Ratio is greater than or equal to 1.05 to 1.00, calculated as of the date through which data is reported in the most recent Settlement Report and assuming solely for purposes of subsection (n) that, in calculating the Asset Coverage Ratio, the Library Collateral Credit and the IP Collateral Credit equal zero, then any event described in subsection (n) shall constitute an Acceleration Event (“Acceleration Event”) and not an Event of Default. Notwithstanding anything contained herein to the contrary, the Obligation of the Lenders to continue to make Advances hereunder with respect to Motion Pictures for which there has been an Initial Funding shall only be subject to the satisfaction or waiver of the conditions precedent set forth in Section 5.03.

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ARTICLE IX

SUBORDINATION OF CLASS B OBLIGATIONS

SECTION 9.01. Subordination to Class A Obligations. The parties hereto hereby agree that, to the extent and in the manner set forth herein, the Class B Obligations are and shall be fully and expressly made junior and subordinate and subject in right of payment to the prior payment in full of all Class A Obligations, and the Class B Lenders’ interests in the Collateral are expressly junior and subordinate to the interests of the Class A Lenders in such Collateral.

SECTION 9.02. Enforcement of Rights by Class B Lenders. None of the Class B Lenders may take any action to enforce its rights to recover the principal of or interest on the Class B Notes, or to take any other action or undertake any proceeding under or in connection with the Class B Obligations, including, without limitation, any exercise of rights or remedies in respect of the Collateral, until the Class A Collection Date or unless the Control Party has consented to such action in writing prior to the occurrence thereof. Notwithstanding the foregoing, if any proceeding constituting a Bankruptcy Event is commenced with respect to the Borrower by the Control Party or any other Person other than the Class B Lenders, the Class B Lenders may (i) make and present such proofs of claims against the Borrower on account of the Class B Obligations, and (ii) if the repayment of the Class A Obligations has been accelerated, then accelerate the repayment of the Class B Obligations. The Class B Lenders agree that they shall not commence or join with any creditor other than the Class A Lenders and the Insurer in commencing any proceeding constituting a Bankruptcy Event with respect to the Borrower.

In order to enable the Class A Lenders to enforce their rights and remedies hereunder, the Class A Lenders and the Insurer are hereby authorized and empowered to make and present for and on behalf of the Class B Lenders such proofs of claims or other motions or pleadings against the Borrower on account of the Class B Obligations as the Class A Lenders and Insurer may deem expedient or proper and to vote such proofs of claims in any applicable proceeding, and to demand, sue for, receive and collect any and all payments or distributions made or to be made in respect of the Class B Obligations in whatever form paid and to apply such amounts toward the repayment of the Class A Obligations. The Class A Lenders and the Insurer are authorized to take the foregoing actions and other similar actions in their own name or in the name of the Class B Lenders in order to exercise its rights and remedies and the rights and remedies of the Class B Lenders hereunder.

SECTION 9.03. Payment Over of Proceeds Upon Dissolution, Etc.

(a)          In the event of (i) any proceeding constituting a Bankruptcy Event relative to the Borrower or to its assets, or (ii) any liquidation, dissolution or other winding up of the Borrower, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets

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and liabilities of the Borrower, then the Class A Lenders shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Class A Obligations before the Class B Lenders are entitled to receive any payment on account of the Class B Obligations, including, without limitation, principal and interest payments, and to that end the Class A Lenders shall be entitled to receive, for application to the payment of the Class A Obligations, any payment or distribution of any kind or character which may be payable or deliverable in respect of the Class B Obligations.

(b)          In the event that, notwithstanding the foregoing provisions of this Section 9.03, the Class B Lenders receive any payment from or distribution of assets of the Borrower of any kind or character before all Class A Obligations are indefeasibly paid in full, then such payment or distribution shall be paid over or delivered forthwith by the Class B Lenders to the Class A Lenders for application to the payment of all Class A Obligations remaining unpaid.

SECTION 9.04. Restricted Payment of Class B Obligations. No payment shall be made by the Borrower on account of principal of or interest on the Class B Advances except in accordance with Section 2.04, Section 2.08(c) or (d), Section 3.01(c), or Section 3.02. In the event that the Borrower shall make any payment to the Class B Lenders prohibited by this Section 9.04, then such payment shall be paid over and delivered forthwith by the Class B Lenders to the Collateral Agent for application in accordance with Section 3.01(c).

SECTION 9.05. Payment Permitted if No Default. Prior to the occurrence of an Event of Default, the Borrower may make and the Class B Lenders may accept payments in respect of Class B Obligations to the extent such payments are otherwise permitted under this Agreement.

SECTION 9.06. Provisions Solely to Define Relative Rights. The provisions of this Article IX are intended solely for the purpose of defining the relative rights of the Class B Lenders on the one hand and the Class A Lenders on the other hand. The foregoing shall not (a) impair, as among the Borrower, its creditors other than the Class A Lenders, and the Class B Lenders, the obligations of the Borrower, which are absolute and unconditional, to pay to the Class B Lenders the Class B Obligations as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Borrower of the Class B Lenders and creditors of the Borrower other than the Class A Lenders; or (c) solely as between the Borrower and the Class B Lenders, prevent the Class B Lenders from exercising all remedies otherwise permitted by applicable law upon the occurrence and during the continuance of an Event of Default; provided, that this clause (c) shall not permit the Class B Lenders to act in contravention of the other terms and conditions of this Article IX or any other provision of this Agreement.

SECTION 9.07. Option to Effectuate Assignment of the Class A Obligations. In the event that, following the Early Termination Date, the Collateral Agent, at the direction of the Control Party, commences the exercise of its enforcement rights described in Section 4.03, the Collateral Agent shall give written notice thereof to the Borrower and the Administrative Agent no later than the date on which the Control Party directs to the commencement of the solicitation of

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bids in a private or public foreclosure sale with respect to all or any portion of the Collateral and the Administrative Agent will send copies of such notice to each of the Class B Lenders. During the ten (10) Business Day period following the date of such notice, one or more Class B Lenders shall have the right, upon notice to the Administrative Agent, to effectuate an Assignment and Acceptance pursuant to Section 11.01, whereby each Class A Lender shall agree to assign 100% of its interest in the Class A Obligations ratably to the Class B Lenders exercising such right, upon (x) payment in full of an amount equal to the Class A Obligations to the Class A Lenders and the Insurer Obligations to the Insurer and (y) the return of the Insurance Policy to the Insurer. Upon confirmation to the Collateral Agent that an amount equal to the Class A Obligations and the Insurer Obligations has been paid in full, the Collateral Agent hereby agrees to return the Insurance Policy to the Insurer.

ARTICLE X

THE AGENTS

SECTION 10.01. Authorization and Action of the Collateral Agent. Each of the Lenders hereby appoints and authorizes HSBC as the Collateral Agent hereunder to take such action as Collateral Agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents as are delegated to the Collateral Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and consistent herewith and the other Transaction Documents. As to any matters requiring the exercise of discretion by the Collateral Agent, and not expressly requiring the consent of the Lenders or the Insurer, pursuant to the Transaction Documents (including enforcement of the Transaction Documents), the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Control Party or the Required Lenders, as applicable, and such instructions shall be binding upon all Lenders; provided, however, that the Collateral Agent shall not be required to take an action that exposes it to personal liability or that is contrary to the Transaction Documents or applicable Law. The Collateral Agent agrees to give to each Lender and the Insurer prompt notice of each notice and copies of all other documents given to it by any party to the Master Agreement pursuant to the terms of this Agreement, unless otherwise delivered by another party.

SECTION 10.02. Authorization and Action of the Administrative Agent. Each of the Lenders hereby appoints and authorizes GECC as the Administrative Agent hereunder to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto and consistent herewith and the other Transaction Documents. As to any matters requiring the exercise of discretion by the Administrative Agent, and not expressly requiring the consent of the Lenders or the Insurer, pursuant to the Transaction Documents (including enforcement of the Transaction Documents), the Administrative Agent

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shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Control Party and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take an action that exposes it to personal liability or that is contrary to the Transaction Documents or applicable Law. The Administrative Agent agrees to give to each Lender and the Insurer prompt notice of each notice and copies of all other documents given to it by any party to the Master Agreement pursuant to the terms of this Agreement.

SECTION 10.03. Agents’ Reliance, Etc. Neither of the Agents, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by them under or in connection with the Transaction Documents, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction or, in the case of the Collateral Agent, any material breach of the terms of any Transaction Document to which it is a party. Without limitation of the generality of the foregoing, each of the Agents: (a) may treat each Lender that made or was deemed to have made an Advance as the holder of the Indebtedness resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 11.01, and in the case of the Collateral Agent, until it receives notice from the Administrative Agent thereof; (b) may consult with legal counsel (including counsel for any Indemnified Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) does not make any warranty or representation to any Indemnified Party and shall not be responsible to any Indemnified Party for any statements, warranties or representations (whether written or oral) made by any Person other than itself in or in connection with the Transaction Documents or any Ancillary Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document or any Ancillary Document on the part of the Borrower or any other party thereto or to inspect the property (including the books and records) of the Borrower or any Marvel Company; (e) shall not be responsible to any Indemnified Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Adverse Claim or other interest created or purported to be created under or in connection with, any Transaction Document or any Ancillary Document; (f) shall incur no liability under or in respect of any Transaction Document or any Ancillary Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties; (g) shall have no responsibility concerning the value or validity of the Collateral; and (h) may assume that no Default or Event of Default or MEI Event of Default has occurred and is continuing unless it has, in its capacity as Collateral Agent or Administrative Agent for the Lenders, as applicable, actual knowledge or actual notice to the contrary.

SECTION 10.04. Agents and Affiliates. With respect to any interest in any Advance held by an Agent, such Agent shall have the same rights and powers under the Transaction Documents as any other Lender and may exercise the same as though it were not an Agent but a

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Lender and with respect to any such interest held by an Agent, the term “Lender” shall, unless otherwise expressly indicated, include such Agent in its respective individual capacity. The Agents and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, the Insurer and/or any of their respective Affiliates and any Person who may do business with or own an interest in any of them, all as if it were not an Agent and without any duty to account therefor to any Lender.

SECTION 10.05. Lenders Credit Decision. Each of the Lenders acknowledges that it has, independently and without reliance upon the Collateral Agent, the Administrative Agent, the Insurer or any other Lender or any Affiliate thereof and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Collateral Agent, the Administrative Agent, the Insurer or any other Lender or any Affiliate thereof and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

SECTION 10.06. Successor Collateral Agent. The Collateral Agent may resign as Collateral Agent hereunder at any time by giving not less than thirty (30) Business Days’ prior written notice to the Borrower, the Administrative Agent, the Insurer and the Lenders, such resignation to be effective on the earlier of (i) the appointment and acceptance of a successor Collateral Agent as provided below and (ii) the thirtieth (30th) Business Day following delivery of such notice. Upon the resignation of the Collateral Agent, the Required Lenders shall with the consent of the Insurer, after consultation with the Borrower, appoint a financial institution of its choosing as Collateral Agent hereunder. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent and upon the execution and filing or recording of such instruments or notices, as may be necessary or desirable, or as the Lenders or the Insurer may reasonably request, in order to continue the perfection of the security interests granted or purported to be granted by the Transaction Documents, such successor Collateral Agent shall succeed to and become vested with all the rights, powers, discretion, privileges, duties and Obligations of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and Obligations under the Transaction Documents. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

SECTION 10.07. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent hereunder at any time by giving not less than thirty (30) Business Days’ prior written notice to the Borrower, the Collateral Agent, the Insurer and the Lenders, such resignation to be effective on the earlier of (i) the appointment and acceptance of a successor Administrative Agent as provided below and (ii) the thirtieth (30th) Business Day following delivery of such notice. Upon the resignation of the Administrative Agent, the Required Lenders shall with the consent of the Insurer, after consultation with the Borrower, appoint a financial institution of its choosing as Administrative Agent hereunder. Upon the

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acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing or recording of such instruments or notices, as may be necessary or desirable, or as the Lenders or the Insurer may reasonably request, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges, duties and Obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and Obligations under the Transaction Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 10.08. Indemnification. The Borrower agrees to indemnify each of the Agents and their respective officers, directors, shareholders and agents for, and to hold each such Person harmless against, any loss, liability or expense (including reasonable attorney’s fees and disbursements) incurred without gross negligence, willful misconduct or bad faith on its part, and not as a result of the breach of any of such Agent’s express duties set forth in this Agreement or any other agreement to which such Agent is a party, including the costs and expenses of defense against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

SECTION 10.09. Rights of the Insurer to Direct Actions of the Agents.

(a)          Each of the Agents agrees, and the Lenders hereby acknowledge, that, subject to Article X, so long as the Insurer is the Control Party, following the Insurer’s written request therefor with a copy to the Borrower, such Agent will take or refrain from taking any action and exercise or refrain from exercising any rights of such Agent hereunder, under the Master Agreement, and the other Transaction Documents in the manner described in the Insurer’s written request; provided, however, that the obligation of such Agent to take or refrain from taking, or to exercise or refrain from exercising, any such action or rights shall be limited to those actions and rights that can be exercised or taken (or not exercised or taken, as the case may be) in full compliance with the provisions of the Transaction Documents and applicable Law; provided, further, that such Agent shall have the right to decline to follow any direction if such Agent, being advised by counsel, determines that the action or inaction so directed may not lawfully be taken or if such Agent in good faith shall determine that the action or inaction so directed would be in violation of this Agreement, the Transaction Documents or the Completion Bonds or would subject such Agent to personal liability against which such Agent has not been provided reasonable indemnity.

(b)          The Collateral Agent hereby irrevocably makes, designates, constitutes and appoints the Insurer as its attorney-in-fact, with power in the name of the Collateral Agent, subject to the conditions and limitations set forth in the Transaction Documents, to:

(i)	enforce, foreclose upon or repossess any Collateral;

(ii)          exercise or direct the Collateral Agent to exercise (in which case the Collateral Agent agrees to exercise) the right pursuant to Sections 3.01(a), 3.03(a), and

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3.05(a) to deliver instructions to the Collection Account Bank, the Borrower Blocked Account Bank and the Class A Liquidity Reserve Account Bank; and

(iii)        following the designation of a distributor other than the Master Distributor pursuant to Section 3 of the Master Agreement, exercise or direct the Collateral Agent in writing to exercise (in which case the Collateral Agent agrees to exercise) any of the rights and remedies described in the Master Distributor Security Agreement;

provided, however, that the Insurer shall not have the right to take any of the actions described in clauses (i), (ii) and (iii) of this subsection (b) unless the Insurer is the Control Party and does so in full compliance with the provisions hereof, of the other Transaction Documents and with applicable Law. Each Lender hereby consents to the appointment of the Insurer as the Collateral Agent’s attorney-in-fact as set forth in this subsection (b). Notwithstanding the foregoing, the Insurer shall have no right to amend the Insurance Agreement or the Insurance Policy on behalf of the Collateral Agent or the Class A Lenders without the written consent of the Collateral Agent and, with respect to the Insurance Policy, each Class A Lender.

SECTION 10.10. Additional Rights of the Insurer.

(a)          The Collateral Agent shall receive as attorney-in-fact of each Class A Lender any amount paid by the Insurer. Any and all amounts disbursed by the Collateral Agent from claims made under the Insurance Policy shall not be considered payment by the Borrower with respect to such Class A Notes and shall not discharge the obligations of the Borrower with respect thereto. The Insurer shall, to the extent it makes any payment of any amount with respect to the Class A Notes, become subrogated to the rights of the recipient of such payments to the extent of such payments. Subject to and conditioned upon any payment with respect to the Class A Notes by or on behalf of the Insurer, the Collateral Agent shall assign to the Insurer all rights to the payment of interest or principal with respect to the Class A Notes which are then due for payment to the extent of all payments made by the Insurer, and the Insurer may exercise any option, vote, right, power or the like with respect to the Class A Notes to the extent that it has made a payment on the Class A Notes pursuant to the Insurance Policy. To evidence such subrogation, the Collateral Agent shall note the Insurer’s rights as subrogee upon the register of Class A Lenders upon receipt from the Insurer of payment by the Insurer of any amount with respect to the Class A Notes. The foregoing subrogation shall in all cases not impair the rights of the Class A Lenders to receive all amounts payable by the Insurer in respect of the Class A Notes. Each Class A Lender by accepting the benefit of the Insurance Policy and accepting a Class A Note acknowledges and agrees to the rights of subrogation of the Insurer under the Insurance Policy and otherwise under applicable Law.

(b)          In furtherance and not in limitation of the Insurer’s equitable right of subrogation and the Insurer’s rights under the Insurance Agreement and the Insurance Policy, each Lender acknowledges that the Insurer shall be fully subrogated to, and shall be vested with, all of the options, rights, powers and remedies of the Collateral Agent and the Class A Lenders under the Transaction Documents to which any such Person is a party or under which any of the Collateral Agent or the Class A Lenders has any options, rights, powers or remedies in respect of

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such amounts and, to the extent of such payment only, shall be fully subrogated to each such Person’s rights against any and all parties in connection with the Insured Obligation (as defined in the Insurance Agreement) until such nonpayment has been cured by or on behalf of the Borrower, and the Insurer shall have been reimbursed in full by or on behalf of the Borrower, for amounts paid by the Insurer to the Class A Lenders as a result of the nonpayment by or on behalf of the Borrower, plus interest accrued on the amount of such nonpayment at the Default Rate as set forth in the Transaction Documents. Each Lender hereby acknowledges that the Insurer shall have the absolute right and discretion, without notice to any of the Collateral Agent or the Administrative Agent, the Lenders or any other Person, to exercise or fail to exercise any right, power or remedy that the Insurer may have under the Insurance Agreement or under any assignment required thereby. Each Lender hereby acknowledges that the Insurer shall have no liability to any of the Collateral Agent, the Administrative Agent, the Lenders or any other Person for any loss, damage or injury resulting from the Insurer’s exercise or failure to exercise any right, power or remedy that the Insurer may have under the Insurance Agreement or under any assignment required thereby, so long as such exercise or failure to exercise is in accordance with the Transaction Documents and applicable Law. For purposes of the foregoing, the Default Rate shall be calculated as if such payment due were an Advance made on such date.

(c)          Each Lender agrees, at the Borrower’s expense, to execute and deliver such documents, instruments, and assurances and to take, or cause to be taken, all actions reasonably required by the Insurer to evidence, preserve, enforce, perfect, or maintain the perfection in the Insurer’s favor of such interests, rights, and remedies and such equitable rights of subrogation. Each Lender agrees that it shall not without the prior written consent of the Insurer, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding relating to the preservation, enforcement, perfection or maintenance of the Insurer’s rights of subrogation or assignment with respect to the Insured Obligations (as defined in the Insurance Policy), to the extent of any payment made by the Insurer which has not been reimbursed pursuant to Section 3.02 of the Insurance Agreement.

(d)	Insurer Prepayment Option.

(i)           On any day occurring after the occurrence and during the continuance of an Event of Default, the Insurer shall have the option to prepay the Class A Advances, in whole or in part, at a price equal to the sum of (x) the “Outstanding Amount” (as defined in the Insurance Policy) of the Class A Advances then being prepaid plus (y)(A) if such day is a Quarterly Payment Date, accrued and unpaid interest thereof (excluding any interest in excess of the amount specified in clause (1) of the definition of “Insured Interest Amount”) to such Quarterly Payment Date or (B) if such day is not a Quarterly Payment Date, accrued and unpaid interest thereon (excluding any interest in excess of the amount specified in clause (1) of the definition of “Insured Interest Amount”) to the date of payment plus any Breakage Costs due and payable (collectively, such amounts due referred to as the “Insurer Prepayment Price”).

(ii)          The Insurer shall give the Collateral Agent at least ten (10) days’ prior written notice of the date on which the Insurer intends to make such prepayment. Not

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later than 11:00 a.m. (New York City time) on such day the Insurer shall deposit the Insurer Prepayment Price into the Collection Account in immediately available funds. The Insurer Prepayment Price shall be distributed as set forth in Sections 3.01(c)(ix) and (xv)(2).

(iii)         With respect to the Insurer Prepayment Price deposited into the Collection Account, the Collateral Agent shall, in accordance with the written direction of the Insurer, not later than 1:00 PM (New York City time) on the prepayment date, make distributions of the Insurer Prepayment Price in immediately available funds to the Class A Lenders.

SECTION 10.11. Negative Covenants of the Lenders. Each Class A Lender hereby covenants and agrees that, without the Insurer’s prior written consent, it will not during the term of the Insurance Agreement:

(a)          Adverse Claims. Other than as expressly contemplated by the respective Transaction Documents, create, incur or assume any Adverse Claims upon or with respect to any Class A Advances, or any interest therein owned by it, or any other property or interest in such property that may comprise part of the Collateral.

(b)          Sales. Sell, or permit the sale of, any Class A Advances or any interest therein to any Person except as permitted by the Transaction Documents.

(c)          Impairment of Rights. Take any action, or knowingly fail to take any action, which would interfere with the enforcement of any rights of the Insurer hereunder, under the Insurance Agreement or any other Transaction Document or under the Insurance Policy.

SECTION 10.12. Notices. Each of the Borrower, Collateral Agent and Administrative Agent hereby covenants and agrees, to the extent not already provided for under this Agreement, that any obligation of such Borrower or Agent to deliver any notice to any Person hereunder shall also constitute an obligation to provide a copy of such notice to each of the Borrower, Collateral Agent, Administrative Agent and the Control Party. In addition, each of the Collateral Agent and Administrative Agent agrees to provide each other, to the extent not already provided for under this Agreement, a copy of any notice received from the Control Party.

ARTICLE XI

ASSIGNMENTS

SECTION 11.01. Assignment.

(a)          Each Lender (and each assignee of a Lender) may, upon at least three (3) Business Days’ written notice to the Borrower, the Insurer, the Administrative Agent and the

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Collateral Agent, assign to an Eligible Assignee all of its rights and obligations under this Agreement and the other Transaction Documents (including the Advances) by executing and delivering to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; provided, that no such assignment of a Lender’s obligation to make Advances hereunder shall be in an aggregate principal amount of less than (i) in the case of a Class A Lender $25,000,000 and (ii) in the case of a Class B Lender $5,000,000 (in each instance other than in the case of an assignment of all of such Lender’s interests under this Agreement), unless otherwise agreed by the Borrower; provided, further, that no such assignment to any Conduit Lender shall be effective without the prior written consent of the Insurer if, after giving effect to such assignment, the aggregate percentage of the assets of such Conduit Lender which are insured by the Insurer would equal or exceed forty percent (40%). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and have the rights and obligations of a Lender and an Indemnified Party hereunder and under the other Transaction Documents and (y) the Lender assignor thereunder shall relinquish its rights and be released from its obligations as a Lender under this Agreement and under the other Transaction Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding the foregoing, this Section 11.01 shall not restrict any assignment by a Lender of its rights and obligations under this Agreement to any Federal Reserve Bank.

(b)          By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, or by the Borrower, any Marvel Company or any Affiliate thereof under any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Collateral Agent, the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Collateral Agent to take such action as collateral agent on its behalf and to exercise such powers under this Agreement as are delegated to the Collateral Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the

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Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee acknowledges the rights of the Insurer, individually and as the Control Party (if applicable), hereunder and under the other Transaction Documents, and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender. No delivered Assignment and Acceptance shall constitute a restatement or other affirmation or update to any representation or warranty of the Borrower.

(c)          The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. Any assignment of any Advance, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an Advance evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Advance, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee, simultaneously the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”, with notice thereof to the Collateral Agent. The Register shall be available for inspection by the Borrower, the Insurer or any Lender (with respect to any entry relating to such Lender’s Advances) at any reasonable time and from time to time upon reasonable prior notice.

(d)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Collateral Agent.

(e)          Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and Obligations under this Agreement (including all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s Obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such Obligations, (iii) the Borrower, the Administrative Agent, the Collateral Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and Obligations under this Agreement, (iv) no such participation may be sold to a Competitor and (v) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of any Transaction Document, or any consent to any departure by the Borrower or any

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Transaction Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of any amount hereunder, to the extent subject to such participation; provided, that, notwithstanding anything set forth in this Section 11.01(e) to the contrary, solely with respect to participations sold by the Class B Lenders, such participations may provide to the participant pass-through voting, consent and approval rights.

(f)            Subject to the second proviso of subsection (a) above, but notwithstanding anything else to the contrary herein, any Conduit Lender may, with notice to the Borrower, the Insurer, the Collateral Agent and the Administrative Agent, assign at any time all or any portion of its rights and obligations hereunder and interests herein to (A) any other Lender, (B) any commercial paper conduit managed by such Conduit Lender’s sponsor or administrator bank, (C) any Affiliate of such Conduit Lender’s sponsor bank or (D) any Liquidity Provider with respect to such Conduit Lender. Upon the request of the Insurer, each Conduit Lender will (and will cause its prospective assignees to) provide the Insurer with the calculation of the total percentage of its assets which are insured by the Insurer.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Amendments, Etc., Integration. Unless otherwise specifically provided for herein, no amendment, supplement, modification or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Control Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided that notwithstanding Section 6.12 of the Insurance Agreement and Section 10.09 of this Agreement, in addition to the Borrower and Control Party’s consent, an Agent’s prior written consent shall be required in connection with any amendment, supplement, modification, waiver or consent subjecting such Agent or the Lenders to any increased or additional duties or Obligations hereunder or in connection herewith, and provided, further, that, in addition to the prior written consent of the Borrower, Control Party and Agents, if applicable, no amendment, supplement, modification, waiver or consent shall do any of the following: (A) waive or modify any of the approval and/or waiver rights specified in Article V without the consent of each Lender, (B) increase the Commitment of any Lender without the consent of each affected Lender, (C) reduce the principal of, or interest on, the Advances without the consent of each Lender, (D) extend the Commitment Expiry Date pursuant to clause (i) of the definition thereof without the consent of each Lender, (E) change the definition of “Required Lenders” without the consent of each Lender, (F) change the definition of “Insurer Default” without the consent of each of the Class A Lenders, (G) replace the Insurer without the consent of each of the Class A Lenders, (H) terminate the Master Distributor Security Agreement without the consent of each Lender, (I) except in connection with an extension of the End Release Date to the Extended Release Date, extend the Legal Final Maturity

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Date without the consent of each Lender, (J) amend Sections 3.01(c) or 3.02 without the consent of each Lender, (K) amend any defined terms, the effect of which would alter the priority of payments as set forth in Sections 3.01(c) or 3.02 without the consent of each Lender, (L) delay the timing of repayment of any Advances or payment of interest thereon without the consent of each Lender, (M) release all or substantially all of the Collateral without the consent of each Lender or (N) amend this Section 12.01 without the consent of each Lender. Each Conduit Lender shall provide a copy of each amendment to each Rating Agency then rating its Commercial Paper, and if the Insurance Policy is no longer in effect, obtain any required confirmations of the ratings of such Commercial Paper prior to entering into any amendment. Any such waiver or consent and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Insurer, the Collateral Agent, the Administrative Agent and all future holders of Notes. In the case of any waiver, the Borrower, the Lenders, the Insurer, the Administrative Agent and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Transaction Documents, and any Potential Event of Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Potential Event of Default or Event of Default, or impair any right consequent thereon. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among, the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings. In addition to the foregoing, the Collateral Agent shall not request or agree to replace the Insurer without the prior written consent of each of the Lenders. The rights and Obligations of an Agent hereunder and under the Transaction Documents may not be amended, supplemented, modified or waived without the consent of such Agent. Notwithstanding the foregoing, the Borrower may (i) in its sole discretion and without the prior consent of any party hereto or the Insurer, add to the Collateral the Film Rights related to the character “Ironman” or any other character which is subject to a licensing agreement with a Major Studio as of the Closing Date and subsequent thereto such licensing agreement expires or is terminated and (ii) with the consent of the Control Party, add to the Collateral the Film Rights related to any other character, in each case, subject to the completion of due diligence reasonably satisfactory to the Control Party and pursuant to documents substantially similar to the Assignment Agreement and the MVL License Agreement.

SECTION 12.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telefacsimile or other teletransmission communication) and mailed, telefaxed or otherwise teletransmitted or delivered, with a copy thereof to the Insurer (i) as to the Borrower, the Insurer, the Administrative Agent or the Collateral Agent at its address or telefacsimile number set forth below, (ii) as to the Lenders, at the applicable address set forth on Schedule A or Schedule B, as applicable, or, in the case of any Lender not listed such Schedules, to the address set forth in the applicable Assignment and Assumption Agreement, (iii) as to each party to the Master Agreement at its address or telefacsimile number set forth in Section 13(b) of the Master Agreement or (iv) as to any such Person at such other address or telefacsimile number as shall be designated by such Person in a written notice to such other Persons:

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if to the Borrower:

MVL Film Finance LLC

9242 Beverly Boulevard

Suite 350

Beverly Hills, CA 90210

Attention: President

Telefacsimile: 310-285-9825

with a copy to:

Marvel Enterprises, Inc.

417 5th Avenue

New York, New York 10016

Attention: General Counsel

Telefacsimile: (212) 576-4005; and

Liner Yankelevitz Sunshine & Regenstreif LLP

1100 Glendon Avenue, 14th Floor

Los Angeles, California 90024

Attention: Joshua B. Grode, Esq.

Telefacsimile: (310) 500-3501

if to the Collateral Agent:

HSBC Bank USA, National Association

452 Fifth Avenue

New York, New York 10018

Attn: Corporate Trust & Loan Agency

Telefacsimile: (212) 525-1300

if to the Administrative Agent:

General Electric Capital Corporation

GE Capital

Global Media & Communications Group

201 Merritt 7, 4th floor

Norwalk, CT 06851

Attention: Marvel Account Manager/Jason Soto

Copy to: Senior Counsel/GMC

Telefacsimile: (203) 956-4547

if to the Insurer:

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Ambac Assurance Corporation

One State Street Plaza

New York, New York 10004

Attention: Consumer Asset Backed Securities

Telefacsimile: (212) 363-1459

All such notices and communications shall, when mailed, telefaxed or otherwise teletransmitted, be effective when received through the mails or when telefaxed or otherwise teletransmitted respectively; provided that if (i) the date of such receipt through the mails or such telefax or teletransmission, as applicable, is not a day on which commercial banks are open for business in the city specified by the recipient as its address for notices or (ii) such receipt or such telefax or teletransmission, as applicable, occurs after 5:00 p.m. local time for the recipient, then, in either such case, such notice or communication shall be effective on the first following day on which commercial banks are open for business in such city. The Borrower hereby agrees to provide notice to the Rating Agencies of the items set forth in Schedule II attached hereto.

SECTION 12.03. No Waiver: Remedies. No failure on the part of an Agent or any other Indemnified Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive or in limitation of any other right or remedy provided by Law.

SECTION 12.04. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Lenders, the Administrative Agent and the Collateral Agent and thereafter be binding upon and inure to the benefit of the Borrower, the Insurer, the Collateral Agent, the Administrative Agent and each other Indemnified Party and their respective successors and permitted assigns, except that the Borrower (other than as and to the extent effected, permitted or contemplated by the Transaction Documents) shall not have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Insurer and the Required Lenders. This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Debt Collection Date; provided, however, that rights and remedies with respect to the Yield Protection, the expense reimbursement provisions of Section 12.05, the indemnity provisions of Sections 12.06 and 10.08, the no bankruptcy proceedings provision of Section 12.14 and the limitations on payment provisions of Section 12.15, shall be continuing and shall survive any termination of this Agreement until the applicable statute of limitations has run or as otherwise described in the foregoing provisions. Each party hereto, in its own capacity and on behalf of its Affiliates, directors, members, partners, employees, officers, agents, advisors and any other Person controlled by such Indemnified Party, agrees that the Insurer is a third-party beneficiary of this Agreement and the other Transaction Documents to which the Borrower is or is to be a party and may enforce this Agreement and such other Transaction Documents as if it were a party hereto or thereto.

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SECTION 12.05. Costs and Expenses. The Borrower agrees to pay, without duplication, in each case within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis of the claim therefor, (a) all reasonable out-of-pocket costs and expenses of the Collateral Agent, the Administrative Agent, the Insurer and the Lenders incurred in connection with the negotiation, preparation, execution and delivery and administration of (including all rating agency fees but excluding fees payable to syndicate members), and any waiver, amendment, supplement or modification to, this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and disbursements of counsel for the Collateral Agent, the Administrative Agent, the Insurer and Lenders and (b) all reasonable out-of-pocket costs and expenses, if any, of the Collateral Agent, the Administrative Agent, the Insurer and the Lenders (including all reasonable fees and disbursements of counsel to the Collateral Agent, the Administrative Agent, the Lenders and the Insurer), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Transaction Documents, including reasonable fees and disbursements of counsel in connection with the enforcement of rights under this Section 12.05; provided, that the Lenders shall use reasonable efforts to use the same law firm or other counsel so long as in the reasonable judgment of each such Lender, no conflict of interest would exist.

SECTION 12.06. Indemnities.

(a)          Without limiting any other rights which any Indemnified Party may have hereunder or under applicable Law, the Borrower hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, liabilities and actual and verifiable out of pocket expenses (including reasonable fees and disbursements of outside counsel) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or relating to, or in connection with, (1) any representation or warranty made by the Borrower (or any of its Responsible Officers) under this Agreement or under the Transaction Documents which shall have been incorrect in any material respect when made, without giving effect to any clauses therein relating to materiality or Material Adverse Effect, (2) a failure of the Borrower to perform or observe its covenants or other obligations under this Agreement or the Transaction Documents, without giving effect to any clauses therein relating to materiality or Material Adverse Effect, (3) any action, or failure to act, by the Borrower that would result in the failure to vest and maintain in favor of the Borrower, legal and equitable title to, and ownership of, the Film Rights (including for each Completed Film), free and clear of any Adverse Claim, (4) any action by the Borrower that would result in the failure to vest and maintain in the Borrower a first priority perfected security interest in any of the Collateral under the Master Distributor Security Agreement, free and clear of any Adverse Claim other than Permitted Liens, (5) any action by the Borrower that would result in the failure to vest and maintain in the Collateral Agent a first priority perfected security interest in any of the Collateral under this Agreement, free and clear of any Adverse Claim other than Permitted Liens, (6) the failure by the Borrower to comply with any applicable Law, or (7) any failure of the Borrower to pay when due any Taxes owed by it. Without limiting or being limited by the foregoing, the Borrower agrees to pay, on demand, to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any investigation, litigation or proceeding related to any of the matters referred to above in

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this Section 12.06 or any investigation, litigation or proceeding with respect to any action, or failure to act, by the Borrower under any of the Transaction Documents to which it is a party or any of the transactions contemplated thereby.

Notwithstanding anything in this Section 12.06 to the contrary, the Borrower shall have no obligation to indemnify any Indemnified Party under this Section 12.06 in respect of Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Indemnified Party.

(b)          Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in subsection (a) above, such Indemnified Party shall, if a claim in respect thereof is to be made against the Borrower under such subsection (a), promptly give notice to the Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give any such notice shall not (i) relieve the Borrower of its obligations under such subsection (a), except to the extent that such failure results in the forfeiture of rights or defenses and the Borrower incurs an increased obligation to such Indemnified Party under such subsection (a) on account of such failure, and (ii) in any event relieve the Borrower from any liability with respect to such Indemnified Party which the Borrower may have otherwise on account of this Agreement or any other Transaction Document. If any such action or proceeding is brought against any Indemnified Party, unless in the reasonable opinion of counsel for such Indemnified Party a conflict of interest between such Indemnified Party and the Borrower may exist in respect of such action or proceeding and representation of both would be inappropriate, the Borrower shall be entitled to participate in and to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party. The Borrower shall not, without the prior written consent of such Indemnified Party, effect any settlement of any such pending or threatened action or proceeding, unless such settlement includes (x) an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such action or proceeding, (y) no admission or acknowledgment of culpability or wrongdoing by such Indemnified Party and (z) no provision for any nonmonetary relief to any Person to be performed by such Indemnified Party

SECTION 12.07. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.08. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement should be invalid, illegal or unenforceable in any jurisdiction, the validity, legality

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and enforceability of the remaining provisions or Obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 12.09. Consent to Jurisdiction.

(a)          The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document or any Ancillary Document, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such an action or proceeding. The Borrower hereby irrevocably appoints Corporation Service Company (its “Process Agent”), with an office on the date hereof at Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, NY 10036-6710, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of its Process Agent at its Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs its Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 12.02. The Borrower agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)          If the Process Agent changes the location of its office referred to in subsection (a) above to a location which is not in the Borough of Manhattan, The City of New York, then the Borrower shall, prior to such change of location, (i) irrevocably appoint in writing another Person with an office located in the Borough of Manhattan, The City of New York, as its Process Agent under and for purposes of this Section 12.09 and (ii) furnish to the Agent such writing and a Process Agent Agreement executed by the Borrower and such other Person as its Process Agent.

(c)          Nothing in this Section 12.09 shall affect the right of the Collateral Agent, the Administrative Agent, any Lender or any other Indemnified Party to serve legal process in any other manner permitted by Law or affect the right of the Administrative Agent, the Collateral Agent, any Lender or any other Indemnified Party to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

SECTION 12.10. Confidentiality.

(a)          No Indemnified Party nor the Borrower (each such Indemnified Party or the Borrower, as the case may be, being the “Recipient”), shall disclose, and each Recipient shall instruct its Affiliates not to disclose, any Confidential Information to (a) such Recipient’s

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Affiliates, officers, directors or employees other than those Affiliates, officers, directors and/or employees who need to know such Confidential Information in order to facilitate the transactions contemplated by the Transaction Documents (including the transactions contemplated in clause (b) below)) and then only on a confidential basis, and (b) any third Person. Notwithstanding the preceding, each party may disclose any Confidential Information:

(i)           to any of such party’s attorneys, consultants, accountants, financial advisors and independent auditors, and to any dealer or placement agent for any actual or potential assignees of, or participants in, any of the rights or obligations of the Lenders, the Administrative Agent or the Collateral Agent, under or in connection with any Transaction Document, who (A) in the good faith belief of such party, have a need to know such Confidential Information, (B) are informed by such party of the confidential nature of such Confidential Information and the terms of this Section 12.10, and (C) are subject to confidentiality restrictions generally consistent with this Section 12.10,

(ii)          to any other party to any Transaction Document, for the purposes contemplated thereby,

(iii)	the reinsurers of the Insurer,

(iv)         as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party,

(v)          in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Confidential Information,

(vi)         to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, any Marvel Company, the Administrative Agent, the Collateral Agent or the Lenders, as the case may be, relating to such U.S. tax treatment and U.S. tax structure,

(vii)	to the Rating Agencies, or

(viii)      in connection with the enforcement of this Agreement or any other Transaction Document.

(b)          The Confidential Information shall not be used by any Recipient or by any of its Affiliates, managers, employees or legal or accounting advisors (collectively, such Recipient’s “Representatives”) other than in connection with such Recipient’s consideration of the transactions contemplated by the Transaction Documents. Each Recipient shall (i) take all reasonable measures to insure compliance with this Section 12.10, (ii) use the same degree of care to avoid the unauthorized reproduction or disclosure of the Confidential Information as such

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Recipient employs with respect to its own non-public or proprietary information or trade secrets, as the case may be, which it protects from unauthorized reproduction or disclosure, and (iii) be responsible for the breach of any Obligation set forth herein by such Recipient’s Representatives.

(c)          The Borrower hereby agrees not to use any Lender’s name in any press release or publication without the prior written consent of such Lender; provided, however, that the foregoing limitation shall not by construed to prevent MEI from complying with its obligations under any Law or New York Stock Exchange requirement (including, but not limited to, federal or state securities laws), and shall not require MEI to file a “request for confidential treatment” or any similar protective filing prior to its use of a Lender’s name in any required disclosure under any such Law or New York Stock Exchange requirement.

SECTION 12.11. Damages. The Borrower hereby agrees that no Indemnified Party shall have any liability to it or any of its securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

SECTION 12.12. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

SECTION 12.13. Further Assurances. Each party hereto agrees to execute and deliver additional documents and take other actions that another party may reasonably request for purposes of carrying out the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 12.14. No Proceedings. The Borrower, the Administrative Agent, the Collateral Agent and the Insurer each hereby agrees that it will not institute against any Conduit Lender any proceeding of the type referred to in the definition of Bankruptcy Event so long as any Commercial Paper shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper shall have been outstanding.

SECTION 12.15. Limitations on Payment. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Lender which is a Non-Committed Lender shall, or shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay the Commercial Paper when due and (ii) after giving effect to such payment, either (x) there is sufficient liquidity availability (determined in accordance with the program documents governing such Conduit Lender’s securitization program) under all of such Conduit Lender’s liquidity facilities to pay the face amount of all outstanding Commercial Paper when due or (y) all Commercial Paper are paid in full. Any amount which such Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above.

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SECTION 12.16. WAIVER OF JURY TRIAL. THE BORROWER AND THE INDEMNIFIED PARTIES EACH WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE ACTIONS OF THE COLLATERAL AGENT, THE LENDERS OR ANY OTHER INDEMNIFIED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF AND FOR ANY COUNTERCLAIM THEREIN.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MVL FILM FINANCE LLC

By: /s/ John Turitzin

Name: John Turitzin

Title: Executive Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

as Collateral Agent

By: /s/ Stephen Ferrera

Name: Stephen Ferrera

Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent and a Class A Lender

By: /s/ [illegible]

Its Duly Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION

as a Class A Lender

By: /s/ Yoshihiro Hyakutome

Name: Yoshihiro Hyakutome
Title: Joint General Manager

MANHATTAN ASSET FUNDING COMPANY, LLC

as a Class A Lender

By: MAF Receivables Corp., Its Member

By: /s/ Jill A. Gordon

Name: Jill A. Gordon

Title: Vice President

FAIRWAY FINANCE COMPANY, LLC

as a Class A Lender

By: /s/ Orlando Figueroa

Name: Orlando Figueroa
Title: President

BARTON CAPITAL LLC

as a Class A Lender

By: /s/ Doris J. Hearn

Name: Doris J. Hearn
Title: Vice President

THE BANK OF NOVA SCOTIA,

as a Class A Lender

By: /s/ Norman Last

Name: Norman Last
Title: Managing Director

LIBERTY STREET FUNDING CORP. ,

as a Class A Lender

By: /s/ Tony Wong

Name: Tony Wong
Title: Vice President

SUNAMERICA LIFE INSURANCE COMPANY,

as a Class A Lender

By: AIG Global Investment Corp., Investment Advisor

By: /s/ Tom Denkler
Name: Tom Denkler
Title: Managing Director

MERRILL LYNCH COMMERCIAL FINANCE CORP.,

as a Class A Lender

By: /s/ Eric Alini

Name: Eric Alini

Title: Vice President

MERRILL LYNCH MORTGAGE CAPITAL INC.

as a Class B Lender

By: /s/ John Winchester

Name: John Winchester

Title: Vice President

SCHEDULE I

FINANCIAL TESTS

Asset/Cashflow Tests

“Asset Coverage Test”: As of the date through which data is reported in each Settlement Report, the Asset Coverage Ratio shall equal or exceed 1.50 to 1.00;

“Historical Cash Coverage Test”: As of the date through which data is reported in each Settlement Report, the Historical Cash Coverage Ratio with respect to each Seasoned Film (other than those Seasoned Films for which the second anniversary of the related Release Date has not occurred) shall equal or exceed 0.95 to 1.00; and

“Prospective Cash Coverage Test”: As of the date through which data is reported in each Settlement Report, the Prospective Cash Coverage Ratio shall equal or exceed 1.25 to 1.00.

The above tests shall not be applied during the Capitalization Period.

Applicable Rate Increase; Other Financial Tests; Permitted Distributions

“Applicable Rate Increase”: For any Interest Period following the occurrence and during the continuance of an Insurer Replacement Event, the rate per annum opposite the MEI Leverage Ratio set forth in the table below, calculated based on the financial information most recently reported to the Administrative Agent as of the last day of such Interest Period:

MEI Leverage Ratio	Applicable Rate Increase
<0.40 to 1.00	0.000%
>=0.40 to 1.00, <0.50 to 1.00	0.050%
>=0.50 to 1.00, <0.60 to 1.00	0.150%
>=0.60 to 1.00	0.250%

“Interim Asset Test”: As of (i) the earlier of (a) the date through which data is reported in the Initial 8-Week Settlement Report with respect to the third (3rd) Completed Film, and (b) the date through which data is reported in the Settlement Report immediately preceding the fifth (5th) Initial Funding which is a Film-Related Advance, and (ii) the date through which data is reported in each Settlement Report delivered thereafter, the Asset Coverage Ratio shall equal or exceed 1.15 to 1.00.

“Cumulative Pre-Sales Test” As of any date of determination, the Cumulative Pre-Sales Percentage shall be equal to or greater than 33.0%.

“Cumulative Pre-Sales Percentage”: As of any date of determination, a fraction, expressed as a percentage, (i) having as its numerator the sum of, without duplication, (a) the aggregate proceeds of all Co-Financing Loan Agreements received by the Master Distributor or Production Companies (or, with respect to any Motion Picture for which an Initial Funding has occurred or is being requested, if any such Co-Financing Loan Agreement, under which no default has occurred which prevents further draws, has not yet fully funded, the aggregate available commitments thereunder payable no later than by delivery of the completed Motion Picture to the applicable Subdistributor), plus (b) the aggregate proceeds of all other Co-Financing Transactions received by the Master Distributor or the Production Companies (or to be received upon Delivery), provided, however, the above clause (i) shall not include any amounts not yet received under any such Co-Financing Transaction under which a governmental entity is the counterparty and the related country is not an OECD country, and (ii) having as its denominator, the aggregate Budgets for all Completed Films and all Motion Pictures then in production (including the Motion Picture for which the Initial Funding is being requested, if applicable).

“Tangible Net Worth Test”: As of the date through which data is reported in each Settlement Report, the Tangible Net Worth of MEI shall equal or exceed the Minimum Tangible Net Worth.

“Permitted Distribution” means any withdrawal from the Borrower Blocked Account for any purpose, so long as:

a.	The number of Completed Films for which Release Dates have occurred is 3 or more;
b.	Each of the Asset Coverage Tests, the Historical Cash Coverage Test and the Prospective Cash Coverage Test is satisfied after giving effect to such requested withdrawal;
c.	No Event of Default or Potential Event of Default shall have occurred and be continuing after giving effect to such requested withdrawal; and
d.	The cash balance in the Borrower Blocked Account meets or exceeds the following minimum balance requirements after giving effect to such requested withdrawal:
The number of Completed Films for which Release Dates have occurred	Minimum Balance Requirement in the Borrower Blocked Account
3	$350 million
4	$300 million
5	$250 million
6	$200 million
7	$150 million
8	$100 million

9	$50 million
More than 9	$50 million

provided, that, at no time after giving effect to any withdrawal from the Borrower Blocked Account pursuant to a Permitted Distribution shall the balance on deposit in the Borrower Blocked Account equal an amount less than the sum of (a) the Minimum Interest Reserve and (b) the aggregate unfunded Direct Negative Cost for all Motion Pictures for which an Initial Funding has been made.

Definitions

Capitalized terms used in this Schedule I and not otherwise defined in the Credit Agreement shall have the meanings set forth below:

“Actual Net Receipts” means, for any Completed Film on any date of determination, the amount of Gross Receipts received with respect to such Completed Film through such date of determination, minus the sum of (i) all Residuals attributable to such Gross Receipts actually paid with respect to such Completed Film through such date of determination, (ii) all Participations attributable to such Gross Receipts actually paid with respect to such Completed Film through such date of determination, (iii) all P&A Costs and Expenses attributable to such Gross Receipts actually paid with respect to such Completed Film through such date of determination, and (iv) all Studio Distributor Fees actually paid (or retained by the Studio Distributor) with respect to such Completed Film through such date of determination; provided, that at no time shall “Actual Net Receipts” be an amount less than zero.

“Asset Coverage Ratio” means, on any date of determination, a fraction, expressed as a ratio, the numerator of which equals the Borrower Asset Value on such date of determination and the denominator of which equals the Borrower Debt Amount on such date of determination.

“Borrower Asset Value” means, on any date of determination, the sum of (i) all cash on deposit in the Borrower Blocked Account net of the Minimum Interest Reserve on such date of determination, plus (ii) the IP Collateral Credit on such date of determination, plus (iii) the Net First Cycle Value of all Seasoned Films on such date of determination discounted at the Discount Rate, plus (iv) the Library Collateral Credit of all Seasoned Films.

“Borrower Debt Amount” means, on any date of determination, the sum of (i) all outstanding Class A Advances attributable to Seasoned Films on such date of determination, plus (ii) all accrued and unpaid amounts payable pursuant to clauses (i) through (xi) and (xiii) of Section 3.01(c) of the Credit Agreement on such date of determination, minus (iii) the sum of all cash on deposit in (A) the Borrower Blocked Account in respect of amounts allocated for the Minimum Interest Reserve and (B) the Class A Liquidity Reserve Account; provided, that at no time shall “Borrower Debt Amount” be an amount less than zero.

“Cash Value” means, with respect to any Motion Picture or Completed Film on any date of determination, the aggregate of all outstanding Film Related Advances made in connection with such Motion Picture or Completed Film as of such date of determination plus the aggregate amount of all funds (if any) withdrawn from the Borrower Blocked Account in accordance with the Credit Agreement in order to pay any portion of the Direct Negative Costs of such Motion Picture or Completed Film.

“Discount Rate” means 8.00% per annum.

“First Cycle” means, with respect to any Completed Film, the period beginning on its Release Date and ending on the date occurring 10 years after such Release Date.

“First Cycle Value” means, as of any date of determination, with respect to any Completed Film, the sum of (i) total remaining Gross Receipts with respect to such Completed Film expected to be received during the remainder of its First Cycle, determined using methodology commonly used by the Major Studios, and (ii) the aggregate amount of Gross Receipts with respect to such Completed Film then on deposit in the Collection Account.

“Historical Cash Coverage Ratio” means, as of any date of determination, with respect to any Completed Film, a fraction, expressed as a ratio, the numerator of which equals the Actual Net Receipts received from the exploitation of such Completed Film during the period beginning on the Release Date of such Completed Film and ending on such date of determination, and the denominator of which is equal to the Projected Net Receipts for such Completed Film during the same period.

“Initial 8-Week Settlement Report” means, with respect to each Completed Film, the first Settlement Report delivered pursuant to the Credit Agreement which contains Gross Receipts data provided by the Studio Distributor pursuant to its statement and reporting delivery obligations with respect to such Completed Film covering the first 8 weeks after its Release Date.

“IP Collateral Credit” means, as of any date of determination, the sum of (i) the product of (a) the total number of Completed Films which are Profitable Films as of such date, (b) 7.50%, and (c) the Projected Adjusted Gross Revenue for all Seasoned Films as of such date (discounted at the Discount Rate from the date that is 24 months after the date of determination to the date of determination) divided by the number of Seasoned Films as of such date, plus (ii) the product of (a) the number of Main Characters (Power Pack being a single character) and Character Titles, in each case, that have not been the subject of a Seasoned Film, (b) 5.00%, and (c) the Projected Adjusted Gross Revenue for all Seasoned Films as of such date (discounted at the Discount Rate from the date that is 24 months after the date of determination to the date of determination) divided by the number of Seasoned Films as of such date, plus (iii) the product of (a) the number of Main Characters (Power Pack being a single character) and Character Titles, in each case, that have not been the subject of a Seasoned Film, (b) 3.25%, and (c) the Projected Adjusted Gross Revenue for all Seasoned Films as of such date (discounted at the Discount Rate from the date that is 48 months after the date of determination to the date of determination) divided by the number of Seasoned Films as of such date.

“Library Collateral Credit” means, as of any date of determination, the aggregate amount for all Seasoned Films equal to the Library Computation Amount of such Seasoned Film applied ratably at the 10th, 11th, and 12th anniversaries of the Release Date of such Seasoned Film, and discounted at the Discount Rate.

“Library Computation Amount” means, as of any date of determination, for all Seasoned Films, the sum of (i) 50% of the international television revenues expected during the first seven years of the First Cycle of such Seasoned Film, plus (ii) 50% of the domestic television revenues expected during the first seven years of the First Cycle of such Seasoned Film, adjusted to exclude domestic television revenues in respect of (a) domestic pay-per-view revenues of such Seasoned Film, and (b) domestic subscription pay television revenues of such Seasoned Film.

“MEI Leverage Ratio” means, as of any date of determination, an amount equal to a fraction, the numerator of which equals Total Debt on such date and the denominator of which equals the Total Capitalization on such date.

“Minimum Tangible Net Worth” shall mean the sum of (a) [75% of MEI’s Tangible Net Worth as of June 30, 2005][$59,834,000], plus (b) 50% of the aggregate pro forma positive net earnings of MEI (which shall exclude earnings and losses attributable to MVL) for each accounting period ending after the Closing Date, not to be reduced by net losses for any accounting period, minus (c) the amount of any repurchases of stock by MEI after the Closing Date.

“Net First Cycle Value” means, as of any date of determination, for any Completed Film, the amount equal to the First Cycle Value of such Completed Film minus the sum of (i) all remaining Residuals attributable to the First Cycle Value expected to be paid with respect to such Completed Film during its First Cycle, (ii) all remaining Participations attributable to the First Cycle Value expected to be paid with respect to such Completed Film during its First Cycle (to the extent not deducted in clause (i)), (iii) all remaining P&A Costs and Expenses attributable to the First Cycle Value expected to be paid with respect to such Completed Film during its First Cycle, and (iv) all remaining Studio Distributor Fees expected to be paid (or retained by the Studio Distributor) with respect to such Completed Film during its First Cycle; provided, that at no time shall “Net First Cycle Value” be an amount less than zero.

“Profitable Film” means, as of any date of determination, a Seasoned Film with respect to which (i) the sum of (A) the Actual Net Receipts for such Seasoned Film and (B) the Net First Cycle Value for such Seasoned Film, discounted at the Discount Rate minus (C) the aggregate interest accrued to date on the Advances made with respect to such Seasoned Film, exceeds (ii) the Direct Negative Cost of such Seasoned Film.

“Projected Adjusted Gross Revenue” means, as of any date of determination, for any Completed Film, the amount set forth in the most recent Settlement Report with respect to such Completed Film equal to the sum of all worldwide gross receipts, calculated at source, expected to be received during such Completed Film’s First Cycle minus (i) an amount equal to 70% of total home video revenues expected to be received during such Completed Film’s First Cycle, and (ii) an amount equal to 9% of worldwide gross receipts (in respect of residuals and off-the-top deductions), calculated at source, expected to be received during such Completed Film’s First Cycle, in each case, discounted at the Discount Rate.

“Projected Net Receipts” means, as of any date of determination, for any Completed Film, the amount set forth in the most recent Settlement Report with respect to such Completed Film equal to the amount of projected Gross Receipts expected to be received with respect to such Completed Film during the period beginning on its Release Date and ending on such date of determination, minus the sum of (i) all Residuals attributable to the Gross Receipts expected to be paid with respect to such Completed Film through such date, (ii) all Participations attributable to the Gross Receipts expected to be paid with respect to such Completed Film through such date, (iii) all P&A Costs and Expenses attributable to the Gross Receipts expected to be paid with respect to such Completed Film through such date, and (iv) all Studio Distributor Fees expected to be paid (or retained by the Studio Distributor) with respect to such Completed Film through such date; provided, that at no time shall “Projected Net Receipts” be an amount less than zero.

“Prospective Cash Coverage Ratio” means, on any date of determination, a fraction, expressed as a ratio: the numerator of which equals the sum of (i) all cash on deposit in the Borrower Blocked Account on such date net of the Minimum Interest Reserve, plus (ii) the Cash Value of all Motion Pictures then in production and all Completed Films which are not Seasoned Films on such date, plus (iii) the Net First Cycle Value of all Seasoned Films on such date discounted at the Discount Rate, and the denominator of which equals the sum of (i) all outstanding Advances on such date of determination, plus (ii) all accrued and unpaid amounts payable pursuant to clauses (i) through (xi) and (xiii) of Section 3.01(c) of the Credit Agreement on such date of determination, minus (iii) the sum of all cash on deposit in (A) the Borrower Blocked Account in respect of amounts allocated for the Minimum Interest Reserve and (B) the Class A Liquidity Reserve Account, plus (iv) the sum of all amounts expected to be paid in respect of Administrative Costs pursuant to Section 3.01(c) during the remaining term of the Credit Agreement, calculated at a rate of $600,000 per year; provided, that at no time shall “Prospective Cash Coverage Ratio” be an amount less than zero.

“Seasoned Film” means a Completed Film with respect to which no fewer than 8 weeks have elapsed since the Release Date of such Completed Film.

“Studio Distributor Fee” means, with respect to a Completed Film, the fees of the Studio Distributor for distributing the Completed Film directly without the services of a subdistributor, in those countries in the Geographical Territories, other than in connection with the Reserved Distribution Rights.

“Tangible Net Worth” means the book equity of MEI minus the value of all intangible assets of MEI, without giving effect to the transactions contemplated by the Transaction Documents and any Co-Financing Loan Agreement.

“Total Capitalization” means, as of any date of determination and without giving effect to this Agreement, the sum of the Total Debt and the consolidated book equity of MEI and its subsidiaries in accordance with GAAP.

“Total Debt” means, as of any date of determination, all Marvel Company Debt of MEI and its subsidiaries (other than the Borrower) determined on a consolidated basis in accordance with GAAP, excluding Marvel Company Debt incurred pursuant to Co-Financing Transactions and Marvel Company Debt of the Production Companies owed to the Borrower.